Exhibit 99.2

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY
AGREEMENT
OF
15036 CONFERENCE CENTER DRIVE LLC
Dated October 12, 2005 with an Effective Date as of July 29, 2005
     THE INTERESTS ISSUED UNDER THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE APPLICABLE STATE SECURITIES LAWS, IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AND QUALIFICATION PROVIDED IN THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION OR REGISTRATION UNDER THE APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.
     IN ADDITION, THE INTERESTS ISSUED UNDER THIS AGREEMENT MAY BE SOLD OR TRANSFERRED ONLY IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

i

(continued)

Page
ARTICLE V
PARTITION

ARTICLE VI
COVENANTS, WARRANTIES AND REPRESENTATIONS OF MEMBERS

6.1 Representations and Warranties of Carr	31
6.2 Representations and Warranties of CCDRC	32
6.3 Representations and Warranties of CE	33

ARTICLE VII
BOOKS AND RECORDS; STATEMENTS; AUDITS BY INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANTS

7.1 Books and Records; Statements; Audits by Independent Certified Public Accountants	34

ARTICLE VIII
CAPITAL ACCOUNTS; DISTRIBUTIONS

8.1 Capital Accounts	37
8.2 Adjustments	37
8.3 Distributions	37
8.4 Negative Capital Accounts	39
8.5 Allocations of Net Profit and Net Loss.	39
8.6 Qualified Income Offsets, Curative Allocations	40
8.7 Nonrecourse Debt	40
8.8 Tax Allocations	41
8.9 Fractions Rule Compliance	41
8.10 Withholding	41
8.11 Final Distribution	42
8.12 Adjustment of Book Value	42
8.13 Computations After Reset Date	42

ARTICLE IX
DISSOLUTION

9.1 Dissolving Events	42
9.2 Methods of Liquidation	43
9.3 Reasonable Time for Liquidating	44
9.4 Date of Liquidation	44
9.5 Withdrawals	44
9.6 Allocations on Dissolution	44

(continued)

(continued)
LIST OF EXHIBITS

Exhibit “A-1”	—	Land

Exhibit “A-2”	—	Adjacent Land

Exhibit “B”	—	Westfields Market Area

Exhibit “C”	—	Description of Property Located Adjacent to the Victory Point Office Building

Exhibit “D-1”	—	Form of Special Warranty Deed

Exhibit “D-2”	—	Form of Declaration of Reciprocal Easement Agreement

Exhibit “E”	—	Reporting Requirements

Exhibit “F”	—	Designated Representatives

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
15036 CONFERENCE CENTER DRIVE LLC
     THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of 15036 CONFERENCE CENTER DRIVE LLC, a Delaware limited liability company (the “Company”), is executed and entered into on October 12, 2005 but shall have an effective date as of July 29, 2005, by and among CONFERENCE CENTER DRIVE REALTY COMPANY LLC, a Delaware limited liability company (“CCDRC”), and CARR CAPITAL WESTFIELDS, LLC, a Virginia limited liability company (“Carr”), as the Members, and COLUMBIA EQUITY, LP, a Virginia limited partnership (“CE”), as the Manager.
W I T N E S S E T H:
     WHEREAS, the Company was formed on July 22, 2002 pursuant to and as evidenced by (i) a Certificate of Formation filed with the Secretary of State of the State of Delaware (the “Articles”), such filing being ratified and confirmed in all respects, in accordance with the Delaware Act (as hereinafter defined) and (ii) the Limited Liability Company Agreement of the Company, dated as of July 22, 2002, among each of the Members and Carr Capital Real Estate Investments, LLC, a Virginia limited liability company (“CCREI”), as the manager, as amended and restated by that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of January 1, 2005, among each of the Members, CCREI and the Manager (collectively, the “Existing Company Agreement”);
     WHEREAS, on January 1, 2005, in connection with the adjustment to the Book Values (as hereinafter defined) of the assets of the Company, CCDRC contributed to the Company the amount of one hundred thousand dollars ($100,000.00);
     WHEREAS, on or after the date hereof, the Company will convey the Adjacent Land to 15040 Conference Center Drive LLC, a Delaware limited liability company (“15040 LLC”); and
     WHEREAS, CCDRC and Carr, being the only members of the Company, and the Manager, desire to amend and restate the Existing Company Agreement in its entirety on the terms and conditions set forth in this Agreement in accordance with the Delaware Act.
     NOW, THEREFORE, in consideration of the mutual promises, obligations and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
     The following terms shall have the following meanings when used herein:
     Additional Capital Contributions: As defined in Section 3.2(a).
     Adjacent Land: All those certain tracts or parcels of land containing approximately 7.4570 acres located in Chantilly, Fairfax County, Virginia, which tracts or parcels are more particularly described in Exhibit A-2 attached hereto and incorporated herein by this reference.
     Adjacent Property: The real property having an address of 15040 Conference Center Drive, Chantilly, Virginia, together with all of the improvements located, or to be developed, thereon, and also together with all rights related thereto, including, without limitation, (i) the Adjacent Land, (ii) all easements for ingress, egress, parking, utility service and other appurtenances thereto, and (iii) all options and agreements for the acquisition of additional property, if any.
     Acquisition: As defined in Section 4.1(a).
     Advance Notice: Notice given in writing at least twenty-four (24) hours in advance of action which shall be taken during regular business hours on a Business Day.
     Affiliate: With respect to any Person (the “Subject Person”), (i) any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the Subject Person, (ii) any Person owning or controlling, directly or indirectly through one or more intermediaries, more than 50% of the outstanding voting securities of or other ownership interests in the Subject Person, (iii) any other Person in which the Subject Person (or any Affiliate of the Subject Person under the terms hereof), directly or indirectly through one or more intermediaries, is the managing general partner or a managing member or a general partner in a general partnership or otherwise acts in a similar capacity, (iv) any officer, director or constituent partner of the Subject Person, and (v) if the Subject Person is an officer, director or Member of the Company, any company for which the Subject Person acts in the same or similar capacity. With respect to CCDRC, “Affiliate” also shall be deemed to include a pension fund, collective investment fund containing pension funds, separate accounts or other investors, foundation, endowment, Taft Hartley plan or any other tax exempt entity or organization, or entities owned by any of the foregoing parties for which J.P. Morgan Investment Management Inc. or JPMorgan Chase Bank, N.A. (or one of their respective affiliates or successors and assigns by operation of law) acts as trustee, agent, manager or independent advisor.
     Affiliate Agreement: Any contract, agreement or other arrangement, oral or written, entered into between the Company or the Manager and any Person which is an Affiliate of the Company, any of the Members or the Manager with respect to the provision of services to, or supplies, plant, machinery or equipment for, the Property or any portion thereof. Notwithstanding any other term of this Agreement, the Members agree that the agreements by (i) CE or CCDRC, as the case may be, to act as Manager pursuant to the terms of this Agreement and (ii) CE to introduce third party lenders to the Company for the purpose of obtaining financing for the Company, shall not be considered or deemed to be Affiliate Agreements.
     Agreed Value: With respect to any asset of the Company, the value agreed to by the Members, as of the Reset Date, for purposes of restating Book Values and Capital Accounts as set forth on Schedule A attached hereto and incorporated herein by this reference.
     Agreement: This Limited Liability Company Agreement, as the same may be amended from time to time in accordance herewith.
     Allocation Date: (i) The last day of each Fiscal Year, (ii) the day before the date of any change in ownership of the Company, (iii) the day before the date a Member ceases to be a member of the Company or (iv) any other date determined by the Members as appropriate for a closing of the Company’s books.
     Annual Plan: As defined in Section 4.2(a).
     Appraiser: An independent qualified M.A.I. appraiser with at least five (5) years experience appraising real estate projects similar in nature, size and geographical location as the Property.
     Articles: As defined in the Recitals.
     Bankruptcy Event: with respect to a Member if:
     (i) such Member shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the present or any future Federal bankruptcy act or any other present or future applicable Federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of said Member of all, or substantially all of, its property or its Membership Interest;
     (ii) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such Member seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future Federal bankruptcy act, or any other present or future Federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, and said Member shall acquiesce in the entry of such order, judgment or decree, or such order, judgment or decree shall remain unvacated and unstayed for a period of ninety (90) days from the date of entry thereof, or any trustee, receiver, conservator or liquidator of said Member or of all or substantially all of its property or its Membership Interest shall be appointed without the consent or acquiescence of said Member and such appointment shall remain unvacated and unstayed for a period of ninety (90) days;
     (iii) such Member shall admit to any of the other Members in writing its inability, or shall fail generally, to pay its debts as they mature;
     (iv) such Member shall make a general assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors; or
     (v) any assets of such Member are attached, seized or subjected to a garnishment or other action by a creditor of such Member seeking to realize upon a judgment against such Member and such attachment, seizure, garnishment of other action is not stayed or dismissed within ninety (90) days from the date of entry thereof.
     Book Value: As of the Reset Date, the Book Value shall mean the Reset Value of each asset. As of each subsequent date, Book Value shall mean the Reset Value adjusted for any capital expenditures and Depreciation, in each case with respect to Periods beginning on or after the Reset Date.
     Business Day: A day which is not a Saturday or Sunday or a legally recognized public holiday in the United States or the State of New York or the Commonwealth of Virginia.

     Buy Option: As defined in Section 10.2(a).
     Buy-Sell Deposit: An amount equal to ten percent (10%) of the Offer Price multiplied by the total Percentage Interest of the Selling Member(s).
     Buy-Sell Escrow Agent: As defined in Section 10.2(b).
     Buy-Sell Notice: As defined in Section 10.2(a).
     Capital Account: As defined in Section 8.1.
     Capital Budget: As defined in Section 4.2(a).
     Capital Contributions: With respect to any Member, the sum of (i) the Initial Capital Contribution of the Member and (ii) all Additional Capital Contributions made by the Member.
     Carr: As defined in the Preamble, and the successors and assigns to Carr’s Membership Interest, to the extent permitted hereunder.
     Carr Corp.: Carr Capital Corporation, a District of Columbia corporation.
     CCDRC: As defined in the Preamble, and the successors and assigns to CCDRC’s Membership Interest, to the extent permitted hereunder.
     CCREI: As defined in the Recitals.
     CE: As defined in the Preamble.
     Code: The Internal Revenue Code of 1986, as amended.
     Columbia REIT: Columbia Equity Trust, Inc., a Maryland corporation.
     Company: As defined in the Preamble.
     Company Accountants: Deloitte Touche Tohmatsu or any other “national” firm of independent certified public accountants approved by CCDRC.
     Contributing Member: As defined in Section 11.4.
     Control: With respect to any Person, either (i) ownership directly or through other entities of more than fifty percent (50%) of all beneficial equity interest in such Person, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise.

     CW: Columbia Westfields, LLC, a Virginia limited liability company.
     Default: As defined in Section 11.1.
     Default Loan: As defined in Section 11.3(a)(ii).
     Defaulting Member: A member in Default under Section 11.1.
     Delaware Act: The Delaware Limited Liability Company Act at 6 Del. C. §§ 18-101 et seq., as amended from time to time.
     Depreciation: Means, with respect to any asset of the Company for any Period, the product of (i) depreciation or amortization for such asset for federal income tax purposes for such Period and (ii) the quotient obtained by dividing the Book Value of such asset by its adjusted tax basis, as of the beginning of such Period, provided that if such asset has a zero adjusted tax basis, “Depreciation” means the amount determined under any reasonable method selected by CCDRC.
     Designated Representative: As defined in Section 13.15(b).
     Development Budget: As defined in Section 4.2(a).
     Disposition: The sale, exchange, transfer, condemnation or other disposition of all or any part of the assets of the Company.
     Emergency Situation: A situation impairing or imminently likely to impair structural support of any portion of the Property or causing or imminently likely to cause bodily injury to persons or physical damage to any part of the Property or any property in, on, under, within, upon, around or about the Property or causing or imminently likely to cause substantial economic loss to the Company.
     ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time.
     Excess Deficit: As defined in Section 8.6.
     Excess Financing Proceeds: (i) With respect to the refinancing of any Mortgage, the net proceeds (as and when such refinancing proceeds are distributed by the lender to the Company) of the refinancing after payment of all expenses in connection therewith and after payment of the Mortgage being refinanced and any additional expenditures for which such refinancing was obtained; and (ii) with respect to any Loan not replacing an existing Mortgage, the net proceeds (as and when such Loan is funded by the applicable lender and the proceeds thereof are distributed by such lender) remaining after (x) payment of all costs of securing such Loan, (y) paying any expenditures for which such Loan was obtained and (z) other sums held by the lender under such Loan (e.g., amounts held in any escrow accounts) are returned to the Company.
     Existing Company Agreement: As defined in the Recitals.
     15040 LLC: As defined in the Recitals.
     Fifteen Percent Hurdle: For CCDRC, as of any determination date, an amount equal to the sum of (i) the cumulative amount theretofore distributed to CCDRC pursuant to Section 8.3(a) and (b) (other than Section 8.3(b)(i)), and (ii) the Unreturned Fifteen Percent Hurdle as of such date.
     Fiscal Year: As defined in Section 2.6.
     Funding Notice: As defined in Section 3.3(a).
     GAAP: As defined in Section 7.1(a).
     Improved Property: The portion of the Property that is not defined as Vacant Property.
     Improved Property Capital Contributions: As to CCDRC, $13,686,750.00 plus all Additional Capital Contributions made by CCDRC that are allocated to the Improved Property, and as to Carr, $1,341,805.00 plus all Additional Capital Contributions made by Carr that are allocated to the Improved Property.
     Improved Property Cash Flow: Improved Property Cash Flow for any period shall mean:
     (i) the gross cash receipts of the Company for such period allocable to the Improved Property from all sources, including, but not limited to, all receipts from the operation of the Improved Property, all Improved Property Excess Financing Proceeds, the cash proceeds attributable to any Improved Property Capital Contributions made during such period and Improved Property Disposition Proceeds and net reductions in funded reserves or sinking funds of the Company (other than any such reductions used to pay Company expenditures) allocable to the Improved Property; less
     (ii) without duplication of any amounts deducted in determining (i) above, the gross cash expenditures of the Company allocable to the Improved Property for such period for all purposes including both operating and capital expenditures, determined in accordance with cash basis accounting principles consistently applied (excluding expenditures made from previously established reserves); less
     (iii) deposits or allocations into reasonable reserve accounts allocable to the Improved Property, including, without limitation, reserves which are approved or deemed approved by the Members pursuant to Section 4.5 or which are otherwise consistent with the Annual Plan.
     Improved Property Disposition Proceeds: The portion of any Disposition proceeds, after payment of all costs and expenses associated therewith (including, without limitation or duplication, the payment of commissions and of the Mortgages encumbering the asset in question, closing costs, attorneys’ fees and expenses and prorations of ad valorem taxes), that are allocable to the Improved Property.
     Improved Property Excess Financing Proceeds: The portion of Excess Financing Proceeds that are allocable to the Improved Property.
     Initial Capital Contribution: As defined in Section 3.1.
     Land: All those certain tracts or parcels of land located in Chantilly, Fairfax County, Virginia, which tracts or parcels are more particularly described in Exhibit A-1 attached hereto and incorporated herein by this reference.
     Leasing Agent: Grubb & Ellis Management Services, Inc., a Delaware corporation, or such other Person acting in such capacity pursuant to the Leasing Services Agreement, or such other Person as may be selected in accordance with the terms hereof for the provision of leasing services with respect to the Property.
     Leasing Plan: As defined in Section 4.2(a).
     Leasing Services Agreement: Any agreement entered into between the Company and the Leasing Agent, as the same may be amended from time to time in accordance with Article IV hereof, and any subsequent leasing services agreement entered into by the Company.
     Loan: Any indebtedness or obligation for money borrowed by the Company and any notes payable and drafts accepted representing extensions of credit (including, without limitation, Member Loans).
     Lockout Date: March 31, 2006.
     Major Decisions: As defined in Section 4.5.

     Manager: CE or such other Manager (which may also be a Member) as may be designated or become Manager pursuant to the terms hereof.
     Member Loans: As defined in Section 3.3.
     Members: Each of CCDRC and Carr (each a “Member”), in their respective capacities as Members, and any of their successors and assigns in their respective capacities as Members admitted to the Company as Members hereunder, and any other person admitted as a Member under this Agreement, for so long as any such Person is a Member under the terms of this Agreement.
     Membership Interest: The entire interest (including, without limitation, Member Loans payable by the Company to such Member) of a Member in the Company.
     Minimum Gain Attributable to Partner Nonrecourse Debt: That amount determined in accordance with the principles of Treasury Regulations sections 1.704-2(i)(3), (4) and (5).
     Monetary Default: As defined in Section 11.1(a).
     Monthly Reporting Period: The 26th day of the previous calendar month to the 25th day of the current calendar month.
     Mortgage(s): Any mortgage, deed of trust, deed to secure debt, bond, collateral assignment, indenture, pledge, or other lien or security interest in all or any part of the Property or other asset of the Company held by or granted to a lender.
     MRI: As defined in Section 7.1(d).
     Net Profit and Net Loss: For any Period, the net income or net loss of the Company for such Period, determined in accordance with section 703(a) of the Code, including any items that are separately stated for purposes of section 702(a) of the Code, as determined in accordance with federal income tax accounting principles with the following adjustments:
     (i) the adjusted tax basis of each item of property of the Company shall be its Book Value;
     (ii) the depreciation for any Period with respect to any asset shall be equal to its Depreciation;
     (iii) any income of the Company that is exempt from federal income tax shall be included as income;
     (iv) any expenditures of the Company described in Code section 705(a)(2)(B) or treated as Code section 705(a)(2)(B) expenditures pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(i) shall be treated as current expenses; and
     (v) notwithstanding any other provisions of this definition, any items which are specially allocated pursuant to Sections 8.6 and 8.7 shall not be taken into account.
     Non-Defaulting Member: Each Member that is not a Defaulting Member.
     Nonrecourse Deductions: The meaning set forth in Treasury Regulations section 1.704-2(b)(1).
     Notified Party: Carr, if it shall receive an Offer Notice under Section 10.3.
     Notifying Party: CCDRC, if it shall deliver an Offer Notice under Section 10.3.
     Offer Deposit: As defined in Section 10.3(b).
     Offer Notice: As defined in Section 10.3(a).
     Offer Price: As defined in Section 10.2(a).
     Offeree: As defined is Section 10.2(a).
     Offeror: CCDRC or Carr, as the case may be, if it shall deliver a Buy-Sell Notice under Section 10.2.
     Operating Budget: As defined in Section 4.2(a).
     Participation Notice: As defined in Section 3.3(a).
     Partner Nonrecourse Debt: The meaning set forth in section 1.704-2(b)(4) of the Treasury Regulations.
     Partner Nonrecourse Deductions: The meaning set forth in sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Treasury Regulations.
     Partnership Minimum Gain: The meaning set forth in sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

     Percentage Interest: As to any Member at any determination date, the percentage that (i) the total balance in such Member’s Capital Account as of the Reset Date plus all Additional Capital Contributions made by such Member after the Reset Date bears to (ii) the aggregate total of the balances in all Members’ Capital Accounts as of the Reset Date plus all Additional Capital Contributions made by all Members after the Reset Date. As of the date hereof, CCDRC – 85.26% and Carr – 14.74%. The Percentage Interest of each Member may change as provided in this Agreement.
     Period: Each period shall commence on the day after an Allocation Date and end on the next Allocation Date.
     Person: An individual, partnership, joint venture, corporation, limited liability company, trust or other legal entity.
     Plan Asset Regulations: As defined in Section 2.8.
     Prime Rate: The then prevailing prime rate of interest (which for the purposes hereof, includes any equivalent or successor interest rate, however denominated) as publicly announced from time to time by Citibank, N.A. (or JPMorgan Chase Bank, N.A., if Citibank, N.A. shall not then be in existence or then have an established prime rate, or if neither of the aforementioned banks shall not then be in existence or have an established prime rate, the prime rate of interest of any major banking institution doing business in New York City, as selected by the Members).
     Property: The real property having an address of 15036 Conference Center Drive, Chantilly, Virginia, together with all of the improvements located, or to be developed, thereon, and also together with all rights related thereto, including, without limitation, (i) the Land, (ii) all easements for ingress, egress, parking, utility service and other appurtenances thereto, and (iii) all options and agreements for the acquisition of additional property, if any.
     Property Management Agreement: Any agreement entered into between the Company and the Property Manager, as the same may be amended from time to time in accordance with Article IV hereof, and any subsequent property management agreement entered into by the Company.
     Property Manager: Trammell Crow Services, Inc., a Delaware corporation, or such other Person acting in such capacity pursuant to the Property Management Agreement, or such other Person as may be selected in accordance with the terms hereof for the provision of property management services with respect to the Property.

     Reset Date: January 1, 2005.
     Reset Value: With respect to any item of property of the Company, the Agreed Value of such property on the Reset Date.
     REOC: As defined in Section 2.8.
     Sell Option: As defined in Section 10.2(a).
     Service Agreement(s): Any and all service, maintenance or other contract(s) for the provision or delivery of goods, supplies or services with respect to the Property to which the Company is a party or assignee.
     Tax Matters Partner: As defined in Section 7.1(f).
     Transfer: As defined in Section 10.1(a).
     Twelve Percent Hurdle: For each Member, as of any determination date, an amount equal to the sum of (i) the cumulative amount theretofore distributed to such member pursuant to Section 8.3(a) and (b) (other than Section 8.3(b)(i)), and (ii) the Unreturned Twelve Percent Hurdle as of such date.
     UBTI: “Unrelated business taxable income” within the meaning of Section 511-514 of the Code.
     Unreturned Fifteen Percent Hurdle: For each Member, as of any determination date, the amount which, if distributed to such Member as of such date, when taken together with all previous distributions pursuant to Section 8.3(a) and (b), other than Section 8.3(b)(i), would provide such Member with an annual cumulative compound return of 15.00% (assuming monthly compounding on the first day of each calendar month) on its unreturned Vacant Property Capital Contributions from the dates of such Vacant Property Capital Contributions through the determination date and on its returned Vacant Property Capital Contributions from the dates of such Vacant Property Capital Contributions through the dates such Vacant Property Capital Contributions were returned.
     Unreturned Twelve Percent Hurdle: For each Member, as of any determination date, the amount which, if distributed to such Member as of such date, when taken together with all previous distributions pursuant to Section 8.3(a) and (b), other than Section 8.3(b)(i), would provide such Member with an annualized cumulative compound return of 12.00% (assuming monthly compounding on the first day of each calendar month) on its unreturned Vacant Property Capital Contributions from the dates of such Vacant Property Capital Contributions through the determination date and on its returned Vacant Property

Capital Contributions from the dates of such Vacant Property Capital Contributions through the dates such Vacant Property Capital Contributions were returned.
     Vacant Property: That portion of the Land designated as Parcel 29C-1 and described on Exhibit A-1.
     Vacant Property Capital Contributions: As to CCDRC, $1,560,258, which amount shall be deemed to have been contributed to the Company on the Reset Date, plus all Additional Capital Contributions made by CCDRC that are allocated to the Vacant Property, and as to Carr, $269,742, which amount shall be deemed to have been contributed to the Company on the Reset Date, plus all Additional Capital Contributions made by Carr that are allocated to the Vacant Property.
     Vacant Property Cash Flow: Vacant Property Cash Flow for any period shall mean:
     (i) the gross cash receipts of the Company for such period allocable to the Vacant Property from all sources, including, but not limited to, all receipts from the operation of the Vacant Property, all Vacant Property Excess Financing Proceeds, the cash proceeds attributable to any Vacant Property Capital Contributions made during such period and the Vacant Property Disposition Proceeds and net reductions in funded reserves or sinking funds of the Company (other than any such reductions used to pay Company expenditures) allocable to the Vacant Property; less
     (ii) without duplication of any amounts deducted in determining (i) above, the gross cash expenditures of the Company allocable to the Vacant Property for such period for all purposes including both operating and capital expenditures, determined in accordance with cash basis accounting principles consistently applied (excluding expenditures made from previously established reserves); less
     (iii) deposits or allocations into reasonable reserve accounts allocable to the Vacant Property, including, without limitation, reserves which are approved or deemed approved by the Members pursuant to Section 4.5 or which are otherwise consistent with the Annual Plan.
     Vacant Property Disposition Proceeds: The portion of any Disposition proceeds, after payment of all costs and expenses associated therewith (including, without limitation or duplication, the payment of commissions and of the

Mortgages encumbering the asset in question, closing costs, attorneys’ fees and expenses and prorations of ad valorem taxes), that are allocable to the Vacant Property.
     Vacant Property Excess Financing Proceeds: The portion of Excess Financing Proceeds that are allocable to the Vacant Property.
     Westfields Market Area: The cross-hatched area shown on the map entitled “Route 28 Corridor South Submarket” attached hereto as Exhibit B and incorporated herein by this reference. For the avoidance of doubt, such area includes all of the “Westfields” corporate center and is bordered by I-66 to the south, State Highway 620 to the southwest, the Fairfax County boundary line to the west, Stringfellow Road to the east and Route 50 to the north, together with “Avion” and other the business parks north of Route 50 and bordered by Washington Dulles International Airport to the north, the Fairfax County boundary line to the west, Sully Road to the east and Route 50 to the south.
ARTICLE II
LIMITED LIABILITY COMPANY
     2.1 Certificate of Formation. The Articles for the Company were filed in the Office of the Secretary of State of Delaware on July 22, 2004. The Members hereby agree to continue the Company under and pursuant to the provisions of the Delaware Act and on the terms and conditions set forth in this Agreement. The Articles shall be amended whenever, and within the time periods, required by the Delaware Act.
     2.2 Name. The name of the Company is, and shall continue to be, 15036 Conference Center Drive LLC in which name all assets belonging to the Company shall be held and under which name all business and affairs of the Company shall be conducted except to the extent otherwise required by the laws of the State of Delaware or any other state in which the Company is doing business.
     2.3 Principal Office, Resident Agent and Registered Office. The principal office of the Company shall be the Manager’s office located c/o Columbia Equity, LP, 1750 H Street, N.W., Suite 500, Washington, D.C. 20006, or at such other place or places as the Members may from time to time designate, provided, however, that the Company shall at all times maintain a registered agent and a registered office in the State of Delaware and the Commonwealth of Virginia. The name and address of the registered agent for service of process on the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The address of the registered office of the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange

Street, Wilmington, Delaware 19801. The Company is registered as a foreign limited liability company in the Commonwealth of Virginia. Except as approved by the Members, no Member, on behalf of the Company, shall do business in any other jurisdiction. The name and address of the registered agent for service of process on the Company in the Commonwealth of Virginia is Colin J. Smith, Esq., Watt Tieder Hoffar & Fitzgerald LLP, 8405 Greensboro Drive, Suite 100, McLean, Virginia 22102. Such principal office, registered agents or registered offices may be changed by the Members, so long as in accordance with the Delaware Act and the Code of Virginia, as applicable; concurrently with any such change, written notice thereof shall be given to each Member.
     2.4 Purpose. The purposes of the Company are (i) investing in, acquiring, holding, owning, leasing, operating, managing, maintaining, improving, subdividing, developing, selling, financing, and otherwise using or dealing with the Property, for profit and as an investment; (ii) borrowing money (on a secured or unsecured basis) in furtherance of the business of the Company, including, without limitation, issuing promissory notes or other evidences of indebtedness in connection therewith and securing same by Mortgages; and (iii) doing any and all other acts or things which may be incidental or necessary to carry on the business of the Company as contemplated in clauses (i) and (ii) above. In no event shall the business of the Company be extended beyond the foregoing matters described herein unless otherwise approved by the Members.
     2.5 Term. The term of the Company shall continue until the liquidation and dissolution of the Company pursuant to Article IX hereof.
     2.6 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall end on the 31st day of December in each year. The Company shall have the same Fiscal Year for income tax and accounting purposes.
     2.7 Other Business. No Member shall own any material asset other than its Membership Interest, as it may be adjusted from time to time in accordance with this Agreement. The Affiliates of any Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. Notwithstanding the foregoing, Carr, CE, Carr Corp. and their respective Affiliates shall not engage in other business ventures or activities involving then existing office buildings containing 75,000 or more square feet of space within the Westfields Market Area without first offering (on terms comparable to the terms of the investment contemplated by this Agreement, the actual terms and conditions to be negotiated by the parties in good faith) CCDRC the right to participate in such competitive business venture or activity. If a competitive business venture or activity is proposed to CCDRC, CCDRC shall have thirty (30) days to determine whether it wishes to participate, and if CCDRC fails to provide written notice to the offering Person accepting the offer to participate, CCDRC shall be deemed to have declined to participate. Until the Adjacent Property has been developed and leases have been fully executed for not less than 70% of the rentable square footage, without the consent of CCDRC none of Carr, CE, Carr Corp. or their respective Affiliates shall engage or participate in development of any other development parcels in the Westfields Market Area. Neither the Company nor the Members shall have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement. CCDRC hereby consents to the acquisition and development of (i) (x) the Meadows IV office building and (y) the property located adjacent to the Victory Point (formerly known as Meadows V) office building depicted as “Expansion Building” and “Parking Garage”, respectively, on the site plan attached hereto as Exhibit C and incorporated herein by this reference, in the Westfields Market Area by Carr, Columbia REIT, Carr Corp. or their respective Affiliates solely through a joint venture with CCDRC or an Affiliate thereof; and (ii) the office building located at 14700 Lee Road, Chantilly, Virginia by Columbia REIT or its Affiliates.
     2.8 REOC Status. The Company shall conduct its affairs in such manner that the Company shall qualify as a “real estate operating company” (“REOC”) within the meaning of Department of Labor regulations set forth at 29 C.F.R. Section 2510.3-101(e) or any successor to such regulation (the “Plan Asset Regulations”) and relevant authority interpreting the Plan Asset Regulations. In furtherance of the foregoing, the Company (i) hereby establishes the 90-day period commencing on December 1 of each year as its annual valuation period, (ii) shall on one day during each annual valuation period, have a percentage of its assets invested in real estate which is managed or developed and with respect to which the Company has the right to substantially participate in the management or development activities to the extent required to maintain the Company’s status as a REOC under the Plan Asset Regulations, and (iii) shall engage, through its own employees or through independent contractors in such real estate management or development activities with respect to its real estate investments to the extent required to maintain its status as a REOC. The Members consent and agree to take no action which prevents the Company from maintaining its status as a REOC.
ARTICLE III
CAPITAL CONTRIBUTIONS AND LOANS BY MEMBERS
     3.1 Initial Capital Contributions. Prior to the Reset Date, each of the Members made an initial capital contribution to the Company in the following amounts: Carr – $1,810,855 and CCDRC – $16,397,700. For purposes of this Agreement, the total amount contributed by each Member pursuant to this Section 3.1 is referred to as the “Initial Capital Contribution” of such Member.
     3.2 Additional Capital Contributions. (a) The Manager or any Member, by written notice to the other Members pursuant to Section 3.2(c), may call for additional contributions to the capital of the Company in addition to the Initial Capital Contributions for application in accordance with the terms and provisions of the Annual Plan or in order to address an existing Emergency Situation. All additional capital contributions which may be called in accordance with this Section 3.2(a) are hereinafter collectively referred to herein as “Additional Capital Contributions.”
     (b) Any Additional Capital Contributions called pursuant to Section 3.2(a) shall be made by the Members in proportion to their respective Percentage Interests and will be credited to their respective Capital Accounts in accordance with the terms hereof.
     (c) In order to call for any Additional Capital Contributions in accordance with Section 3.2(a), the Member making the call shall deliver to the other Member(s) a written notice calling for the Additional Capital Contributions, indicating the respective amounts of the Members’ required Additional Capital Contributions, the basis for such call and the date (but in no event earlier than the tenth (10th) Business Day after receipt of such notice) by which the Members shall be required to make their Additional Capital Contributions, and each Member shall be required to contribute its full proportionate share of the aggregate Additional Capital Contributions by the date specified.
     (d) If a Member shall fail to contribute its full proportionate share of any Additional Capital Contributions, any Contributing Member shall have the rights set forth in Sections 11.3 and 11.4.
     3.3 Loans by Members. Except as otherwise agreed by the Members, or as otherwise provided in this Agreement, the following provisions shall apply to Loans made by any of the Members to the Company (“Member Loans”):
     (a) If a Member reasonably believes that the Company requires funds for a legitimate business reason in excess of the remaining aggregate unfunded Additional Capital Contributions contemplated in the then current Annual Plan or due to the existence of an Emergency Situation, it may give written notice to the other Members indicating the estimated amount, the purposes for which such funds are to be used and the terms (with an interest rate not to exceed 12%) upon which the requesting Member (or an Affiliate) shall lend all of the required funds to the Company (any such notice is hereinafter referred to as a “Funding Notice”). The requesting Member (or an Affiliate) shall lend the Company the funds specified in the Funding Notice, on the terms specified therein, on or prior to the twentieth (20th) Business Day after the giving of such notice. The other Member may elect, at its option, by written notice (a “Participation Notice”) to the requesting Member delivered within twenty (20) days after the giving of a Funding Notice, to purchase from the requesting Member a participation in the loan to the Company in an amount up to an amount equal to the principal amount of the loan multiplied by the other Member’s Percentage Interest. If the other

Member so elects, it shall pay to the requesting Member (or an Affiliate) an amount equal to the portion of the loan in which the other Member elects to participate plus accrued and unpaid interest thereon, such amount to be paid on the date the other Member delivers the Participation Notice. If the other Member fails to give a Participation Notice within twenty (20) days after the giving of a Funding Notice, it shall have no right to participate in the loan described in the Funding Notice, provided that the other Member’s failure to elect to participate in such Member Loan shall not constitute a Default hereunder (although a failure by any other Member to contribute its share of any Member Loan after its delivery of a Participation Notice shall be deemed a Default hereunder). Notwithstanding anything to the contrary in this Section, the Company shall not accept funds until CCDRC shall have determined to its reasonable satisfaction that the terms on which such funds are provided do not cause the Company’s allocations to fail to comply with the requirements of Code Section 514(c)(9)(E) and the Treasury Regulations promulgated thereunder.
     (b) All funds provided by a Member for a loan to the Company pursuant to Section 3.3(a) shall be Loans for all purposes of this Agreement.
     (c) Member Loans shall not be considered contributions to the capital of the Company and shall not increase the Capital Account or Percentage Interest of the lending Member.
     (d) If there is more than one outstanding Member Loan by one or more of the Members for which no provision as to re-payment has been agreed upon, partial payments shall be credited against such outstanding Member Loans on a pro rata basis in proportion to the amount of each such outstanding Member Loan (and accrued but unpaid interest thereon as may be applicable).
     (e) Recourse on such Member Loans shall be limited to the assets of the Company.
     (f) If a Member’s Membership Interest is sold to any other Member pursuant to Articles X or XI hereof, then such Member Loans shall be included in such sale as part of such Member’s Membership Interest.
     (g) Nothing herein shall authorize any Member Loan by a Member to the Company unless otherwise expressly authorized pursuant to the provisions of this Agreement or unless approved by all Members.
     3.4 General. (a) Except as specifically provided in this Agreement, no Member may contribute capital to, or withdraw capital from, the Company. To the extent any monies which any Member is entitled to receive pursuant to Article VIII would constitute a return of capital, each of the Members consents to the withdrawal of such capital.
     (b) Interest earned on Company funds shall inure solely to the benefit of the Company. Unless otherwise specifically provided herein, no interest shall be paid on any Capital Contributions or advances to the capital of the Company, nor upon any undistributed or reinvested income or profits of the Company.
     3.5 No Third Party Rights. The right of the Members to require any Capital Contributions under the terms of this Agreement shall not be construed as conferring any rights or benefits to or upon any Person not a party to this Agreement, the holder of any indebtedness of the Company, or the holder of any obligations secured by a Mortgage, other lien or encumbrance upon or affecting the Company, any interest of a Member or the Property or any part thereof or any interest therein.
     3.6 Return of Capital. Except as otherwise provided in Articles VIII or IX, no Member shall have the right to demand or to receive the return of all or any part of its contributions to the capital of the Company. In addition, no Member has the right to demand or to receive property other than cash in return for its contributions to the capital of the Company.
ARTICLE IV
MANAGEMENT
     4.1 Designation and Authority of the Manager. (a) The Members have designated and do hereby designate CE as the Manager of the Company, subject to the provisions contained herein. Except as otherwise provided in Section 4.5 with respect to Major Decisions, the management of the Company shall be the obligation and responsibility of and rest exclusively with the Manager, who shall have all the rights and powers as are necessary or advisable to the management of the business and affairs of the Company. The Members hereby approve the conveyance of the Adjacent Land from the Company to 15040 LLC. The Manager is hereby authorized to execute and deliver on behalf of the Company all documents necessary to complete such conveyance, including that certain Special Warranty Deed and that certain Declaration of Reciprocal Easement Agreement in the forms attached hereto as Exhibits D-1 and D-2, respectively.
     (b) Except for (i) actions for which CCDRC in its sole discretion has given prior written consent and (ii) such duties as the Manager may delegate to (A) the Property Manager for performance by the Property Manager pursuant to the Property Management Agreement or (B) the Leasing Agent for performance by the Leasing Agent pursuant to the Leasing Services Agreement (in either case at no additional cost or expense to the Company), the Manager may not delegate any of its duties hereunder. In carrying out its functions, the Manager shall devote or shall cause the Property Manager to devote as much time and resources (including, without limitation, personnel of adequate quality and experience) to the management of the Property as is necessary to manage the Property in accordance with prevailing standards for commercial office rental properties similar to the Property in the geographic region in which the Property is located. The Manager shall diligently attempt to keep (or cause the Property Manager to keep) the Members well apprised of the current state of affairs of the Property on an ongoing basis. In that connection, all Members shall have complete access, upon Advance Notice to the Manager, to all information (including documents, reports, computer printouts and similar information) of the Manager and its Affiliates regarding the Property.
     (c) The Manager shall not be paid a fee for provision of its services to the Company. The Manager or CCDRC, as appropriate, shall be reimbursed by the Company for the following expenses incurred by such party:
     (i) out-of-pocket third party expenses reasonably incurred by the Manager or CCDRC, as the case may be, in the performance of their respective obligations hereunder, provided such expenses are incurred pursuant to the approved Annual Plan or otherwise approved by the Members; and
     (ii) transportation, food, lodging, entertainment, telephone, car rental, car allowance, travel, postage, federal express (or other overnight courier) or other out-of-pocket expenses incurred by the Manager or CCDRC, as the case may be, in the performance of their respective obligations hereunder, provided such expenses are incurred pursuant to the approved Annual Plan or otherwise approved by the Members.
     The Manager shall not be reimbursed for general administrative and overhead expenses of the Manager or its Affiliates. Additionally, if the Members decide to further develop or re-develop the Property by, for example, expanding the existing office building, constructing one or more additional buildings or other improvements thereon, or subdividing the Property, the Members shall, to the extent practicable, afford CE a non-exclusive opportunity to be considered for engagement as the development manager for any such project. Except as herein stated in this Section 4.1(c), neither the Manager nor any Member shall receive any compensation for its services to the Company.
     (d) The Manager shall deliver notice of the quarterly management meeting, prepare the minutes for every meeting, deliver copies of all minutes to the Members, and maintain a minute book containing all of the minutes (which minute book shall be available to the Members upon Advance Notice). There shall be not less than one (1) meeting between the Members quarterly regarding the management of the Company. All quarterly management meetings shall be held at a location agreed upon by the Members.

     (e) If the Manager shall default in the performance of any of its obligations hereunder, CCDRC shall have the right, but not the obligation, to perform such obligations after giving ten (10) days’ notice of such failure to the Manager (or immediately in the event CCDRC shall determine an Emergency Situation to exist), at the Company’s expense, provided, however, that any incremental costs reasonably incurred by the Company as a result of the Manager’s failure to perform above the costs that would have been incurred by the Company absent such failure, shall be at the sole cost and expense of the Manager or Carr (if Carr is an Affiliate of the Manager). Representatives of the Manager shall make themselves available to consult by phone or in person with the Designated Representatives of CCDRC to discuss the affairs of the Company. From time to time a regular schedule of meetings and other discussions shall be agreed upon between the Manager and CCDRC.
     (f) No Member shall permit the registration or listing of interests in the Company on an “established securities market”, as such term is used in Treasury Regulations section 1.7704-1.
     (g) No Member shall permit the Company to elect, and the Company shall not elect, to be treated as an association taxable as a corporation for United States federal, state or local income tax purposes under Treasury Regulations section 301.7701-3(a) or under any corresponding provision of state or local law.
     4.2 Annual Plan Decisions. (a) The Manager shall prepare and submit, or cause the Property Manager to prepare and submit on the Manager’s behalf, to the Members the following items (collectively, the “Annual Plan”) on an annual basis: (i) an operating budget (the “Operating Budget”) setting forth the estimated revenues and expenses of the Company and the Property for the ensuing Fiscal Year, (ii) a capital budget (the “Capital Budget”), which shall include the proposed capital expenditures relating to the Property and sources of funds in connection therewith, including the projected time for, and amount of, any required Additional Capital Contributions by the Members during the period covered by such budget, (iii) a leasing budget and plan (the “Leasing Plan”), (iv) a development budget and plan (if any) (the “Development Budget”) and (v) an analysis of the market in which the Property is located and competing projects. A draft of the Annual Plan for each Fiscal Year of the Company shall be submitted for review by CCDRC by no later than September 1st of the year prior to the Fiscal Year covered thereby and shall comply with each of the requirements contained in the Property Management Agreement. The final Annual Plan for each Fiscal Year of the Company shall be submitted for the approval of CCDRC not later than November 1st of the year prior to the Fiscal Year covered thereby and shall comply with each of the requirements contained in the Property Management Agreement.
     (b) CCDRC shall review the proposed Annual Plan and either approve or disapprove it within thirty (30) days after receipt thereof. If CCDRC shall disapprove the

Annual Plan proposed by the Manager, CCDRC shall, on or prior to December 15 of such year, submit to the Manager an Annual Plan satisfactory to CCDRC, and CCDRC shall have the right at any time after delivery of such Annual Plan to recommend that the Manager implement such Annual Plan as a Major Decision pursuant to Section 4.5(a).
     (c) Subject to CCDRC’s rights to require the implementation of an amendment to any Annual Plan as a Major Decision pursuant to Section 4.5(a), the terms of each Annual Plan shall be subject to review and modification upon the unanimous approval of the Members at the end of each calendar quarter.
     (d) During each Fiscal Year in the performance of its duties provided for herein, the Manager shall not expend any amounts not provided in the Operating Budget or Capital Budget or Development Budget set forth in the Annual Plan, except in an event of an Emergency Situation (and notice of any expenditures made in connection with an Emergency Situation shall promptly be given to the other members), within the variance set forth in Section 4.5(a), and/or as otherwise approved by the Members. At any time that the Manager becomes aware of the fact that there is not sufficient income to cover current operating expenses, each Member shall be promptly notified.
     4.3 Affiliate Agreements; Employment and Termination. (a) The terms of all Affiliate Agreements shall be subject to CCDRC’s prior written consent in its sole discretion (except when the Affiliate is an Affiliate of CCDRC, in which case the Affiliate Agreement shall be subject to Carr’s prior written consent in its sole discretion). Each Affiliate which is a party to an Affiliate Agreement shall be qualified to perform, and shall be capable of performing, its respective obligations under such Affiliate Agreement.
     (b) For their respective services, each Affiliate that is a party to an Affiliate Agreement shall be compensated and shall be entitled to expense reimbursements as provided in any such Affiliate Agreement entered into in accordance with this Agreement. Other than as stated in this Section 4.3(b) or as otherwise permitted in this Agreement, no Affiliate shall be entitled to any compensation for its services to the Company or the Property.
     (c) Notwithstanding any other provision to the contrary in this Agreement, at any time that Carr (or any Carr Affiliate) is the party to any Affiliate Agreement, if after a default beyond the expiration of any applicable notice and cure period under such Affiliate Agreement, then CCDRC shall have the right, but not the obligation, unilaterally and without requiring concurrence of any other Member, to act on behalf of the Company with respect to the enforcement of, or seeking or expressing rights or remedies under, such Affiliate Agreement. At any time that Carr is an Affiliate of any party to an Affiliate Agreement, CCDRC shall be entitled, unilaterally and without the concurrence of any other Member, to terminate the services of the Affiliate under the applicable Affiliate Agreement:
     (i) upon the occurrence of any event of default entitling the Company or any Member to terminate such Affiliate Agreement, if such event shall remain uncured after the delivery by CCDRC, acting on behalf of the Company, to the Affiliate of any required notice of such event and the expiration of any applicable cure period thereunder;
     (ii) if CE shall be removed as Manager pursuant to Section 4.4 hereof or if Carr shall be in Default under this Agreement; or
     (iii) pursuant to any right of termination set forth in such Affiliate Agreement.
     Each Affiliate Agreement shall contain a provision describing CCDRC’s rights pursuant to this Section 4.3(c).
     (iv) In the event that CCDRC has caused the termination of an Affiliate Agreement pursuant to this Section 4.3(c), then CCDRC shall be entitled to unilaterally enter into on behalf of the Company a new agreement and to appoint the new other party thereunder, if such appointment shall be deemed appropriate by CCDRC, such appointment to be on such terms and conditions as may be deemed appropriate by CCDRC in its sole but reasonable discretion, and Carr shall have no consent rights with respect to such appointment or the terms of such agreement (so long as the new party being appointed by CCDRC is not an Affiliate of CCDRC).
     4.4 Removal of Manager. (a) Notwithstanding anything contained herein to the contrary, CCDRC shall have the right (without the consent of Carr or any other Member) to remove CE as Manager (and any future replacement Manager) and to become or designate the new Manager upon the occurrence of any of the following events by delivering written notice to CE specifying which of such events shall have occurred:
     (i) the occurrence of a default by either of CE or Carr, where such default continues uncured for more than five (5) Business Days after CE or Carr (as the case may be) receives written notice of default, or if the default cannot be cured within five (5) Business Days, then there shall be no grounds for removal hereunder so long as CE or Carr (as the case may be) commences to cure the default within such five (5) Business Day period and thereafter diligently prosecutes the cure to completion within ninety (90) days following commencement of the cure;

     (ii) in the event Carr transfers, assigns, pledges, encumbers or otherwise disposes of its Membership Interest in violation of any provision of Article X;
     (iii) in the event the aggregate Percentage Interest of Carr shall be reduced to less than 5% pursuant to the provisions of Article XI;
     (iv) the Company is sold or transferred;
     (v) upon the termination of any Carr Affiliate Agreement pursuant to Section 4.3(c)(i);
     (vi) in the event of a transfer or transfers of direct or indirect ownership interests in CE such that (x) at least 51% of CE is no longer owned by Columbia REIT or (y) the management and operational control of CE is no longer controlled by Columbia REIT;
     (vii) in the event of a change of Control of Columbia REIT (whether by actions taking place on any public securities exchange or by merger, by operation of law, or otherwise);
     (viii) at any time, if, in CCDRC’s reasonable discretion, CCDRC determines that the failure of CE to adequately perform its duties as Manager is causing the Company to not achieve its objectives with respect to the operation and development (if any) of the Property; or
     (ix) at any time after September 30, 2005, upon thirty (30) days’ prior written notice to Carr, with or without cause.
     (b) If CCDRC elects to become or designate the Manager (after removal pursuant to Section 4.4(a)), all management rights and obligations of the Manager shall be exercised and assumed by such new Manager and the new Manager shall have the right to appoint the Property Manager and the Leasing Agent and Carr shall have no approval rights with respect to any Major Decision, except as expressly set forth in Section 4.5.
     (c) During any period when there is (i) no Manager or (ii) a dispute as to the removal of the Manager, regardless of the issue in dispute, all decisions with respect to the management of the Property and the Company shall be deemed Major Decisions. During the period when the Company is in dissolution under Article IX hereof, all decisions with respect to the management of the Property and the Company shall be deemed Major Decisions.
     4.5 Major Decisions. Except to the extent that the Property Management Agreement provides that various actions may be taken by the Property Manager without the consent of the Company, no act shall be taken, sum expended, decision made or obligation incurred by the Company or the Manager with respect to a Major Decision, unless and until the Members shall have approved the same pursuant to this Section 4.5. The Manager may, without the consent of the Members, in all events make appropriate expenditures for items approved in the Annual Plan, subject to the requirements of Section 4.5. In the event of any need for consent of the Members to any Major Decision, the Manager shall make such request of the Members in writing together with any information reasonably necessary for the Members to make an informed decision. On receipt of said writing, the Members shall have ten (10) Business Days to either approve or disapprove of the Major Decision (except in the case of the approval of a proposed lease transaction, in which event the Members shall have five (5) Business Days to either approve or disapprove). Failure to respond within the applicable time limit shall be deemed disapproval.
     Notwithstanding anything to the contrary contained herein, in the event that CCDRC desires the Company to take an action with respect to any Major Decision, CCDRC shall recommend in writing to the Manager and Carr that such action be taken. The Manager and Carr shall have ten (10) Business Days to respond to said written recommendation. If the Manager and Carr shall disagree with such recommendation, the Manager and Carr shall so notify CCDRC in writing within such ten (10) Business Day period, but the Manager shall nevertheless be obligated to implement (or to the extent such action shall not be in the Manager’s reasonable control, it shall use reasonable efforts to implement) such recommendation. If Carr is an Affiliate of the Manager, any failure or refusal of the Manager to carry out CCDRC’s recommendation shall be deemed a Default by both the Manager and Carr under this Agreement. Notwithstanding any provision contained herein to the contrary, at any time under this Agreement that CCDRC exercises its right to perform an obligation of the Manager on behalf of the Manager in accordance with Section 4.1(e) or requests that the Manager carry out CCDRC’s recommendation with respect to a Major Decision as set forth above, CCDRC agrees to use its good faith business judgment while exercising such right or in making such request. The term “Major Decisions”, as used in this Agreement, shall mean any decision with respect to the Property which involves (i) any matters specifically stated in this Agreement to require the unanimous decision of the Members or (ii) any of the following matters:
     (a) the approval and/or modification of each Annual Plan, Operating Budget, Capital Budget, Leasing Plan and Development Budget (or quarterly review and updating of any thereof), including the approval, consent or authorization by the Company of unbudgeted expenditures in excess of $50,000 in the aggregate;
     (b) the form and substance of each lease proposed to be entered into by the Company;

     (c) all plans and specifications, contracts and expenditure of funds in connection with the development of, expansion of, or renovation of, the Property and all projects in connection with tenant improvement work to be performed by the Company, all as contemplated by the Operating Budget, the Capital Budget and the Development Budget (in connection with giving or withholding its approval to any development, expansion or modification of the Property, CCDRC shall be entitled to review and approve proposed capital and operating budgets (with appropriate contingencies) and any other aspects of the proposal which would otherwise constitute Major Decisions, including, without limitation, the actual terms and conditions under which any such work shall be performed and the consideration to be paid by the Company and any decision by the Members to modify, delay or forgo such work);
     (d) the institution, settlement or any other decision with respect to any lawsuit, claim, counterclaim or other legal proceeding by or against the Company with an amount at issue or risk in excess of $50,000 in the aggregate, including without limitation, confessing a judgment against the Company, accepting the settlement, compromise or payment of any claim asserted against the Company or any of its property and assets (including, without limitation, claims covered by the policies of insurance maintained by the Company), or asserted by the Company in respect of the foregoing, provided, however, that all claims, settlements and other decisions relating to (i) a condemnation or proposed condemnation of the Land or any portion thereof, (ii) any casualty of the Property or (iii) matters in which the Company may admit to criminal liability or penalty, shall require CCDRC’s approval;
     (e) the acquisition of any additional real property by the Company (other than the Property), provided that in no event shall any additional real property be acquired other than real property which is adjacent to the Land and is intended to be used in connection with the Land, or the disposition of all or any portion of the real property of the Company;
     (f) the commitment by the Company to accept, enter into or refinance, whether as borrower or lender, any loan, or the material modification or amendment of any loan, or the mortgaging, pledge or encumbrance of all or any part of the Property or any interest of the Company, as security for indebtedness incurred on behalf of the Company or otherwise, or the material modification or amendment of any such mortgage, pledge or encumbrance;
     (g) the making of calls for any Additional Capital Contributions or any other additional capital contributions from Members;

     (h) except as provided in Section 4.3 hereof, canceling, modifying, altering, changing or terminating the Property Management Agreement, the Leasing Services Agreement or any other property management agreement, leasing services agreement or a development agreement, or terminating the Property Manager or the Leasing Agent, or entering into a new property management agreement, leasing services agreement or a development agreement;
     (i) changing the nature of the business of the Company or permitting the Company to enter into any business other than or in addition to that contemplated by this Agreement;
     (j) filing a petition for relief under the United States Bankruptcy Code, as amended, with respect to the Company, either in the Manager’s capacity as managing member or in its individual capacity, making an assignment for the benefit of creditors, applying for the appointment of a custodian, receiver or trustee for the Company or any of the Company’s property, consenting to any other bankruptcy or similar proceeding, consenting to the filing of such proceeding or admitting in writing the Company’s inability to pay its debts generally as they become due;
     (k) changing the name of the Company;
     (l) issuing guaranties on behalf of the Company of obligations of any Person whether or not in connection with the operation, improvement, management and maintenance of the Property, and in no event will the Company guaranty any of the obligations of any Affiliate of any Member;
     (m) causing the formation of any corporation or other subsidiary entity owned or controlled by the Company;
     (n) making investments other than as set forth in the Annual Plan, the Operating Budget, the Capital Budget or the Development Budget;
     (o) settling any dispute with any taxing authority concerning the computation or allocation of any item of Company income, gain, loss, deduction or credit for federal, state or local purposes;
     (p) in the event of the condemnation of less than all or substantially all of the Property, to elect to restore or not to restore the Property;
     (q) amending, modifying or terminating any lease or other arrangement involving the rental, use or occupancy of the Property or any part thereof, other than in the ordinary course of operating the Property or other than as may be contemplated by or permitted by the then approved leasing plan;

     (r) all decisions with respect to legal or tax matters (but excluding contests of real estate taxes) which matters in the reasonable judgment of CCDRC or Carr could have a material adverse effect upon the Company, the Property or any Member, including, without limitation, any tax elections of the Company, change or adoption of any method of accounting, allocation of profit and loss or of depreciating Company property not specifically provided for herein, and any other tax return preparation decisions;
     (s) all decisions with respect to the Property to be granted by the Company under any Affiliate Agreement and, except as provided in Section 4.3 hereof, the execution, entering into, assigning, extending, amending, modifying or canceling of any Affiliate Agreement;
     (t) the exchange or subdivision of, or grant of an option with respect to, all or any portion of the Property, and the acquisition of any option with respect to the purchase of any real property or the granting or relocation of easements benefiting the Property, boundary line adjustments, road rights-of-way and other similar dispositions of interests in the Land;
     (u) except as required by Section 8.3 or by the other terms hereof, the distribution of any cash or other property of the Company; setting the level of reserves to be maintained by the Company;
     (v) the selection, removal or replacement of the Company Accountants; making any accounting decisions for the Company; and approving financial statements prepared by the Company’s auditors;
     (w) except to the extent required by a mortgagee under a Loan, decisions with respect to the insurance and fidelity bond coverages carried by the Company with respect to the Company and the Company’s assets, including, without limitation, the Property;
     (x) the selection of third parties, including, without limitation, architects, engineers, environmental consultants, attorneys or other professionals, to be employed or commissioned by the Company or on behalf of the Company, and the termination of any such third party, the Members hereby approving all such architects, engineers, consultants, attorneys and other third parties currently employed by Carr or its Affiliates in connection with the acquisition of the Property and due diligence review thereof;
     (y) the entering into (including approval of the terms and conditions thereof), assignment, cancellation, termination, extension, modification or amendment by the Company of (i) any Service Agreement unless such Service

Agreement either (A) has a term of one (1) year or less, or (B) is cancelable on thirty (30) days’ notice without penalty, or (ii) any contract pursuant to which the Company will incur any obligation in excess of $25,000 or which has a term exceeding one year, notwithstanding the fact that the making of such expenditure was approved in the Annual Plan;
     (z) any decision with respect to any environmental matters affecting the Property;
     (aa) any merger or consolidation of the Company with or into any other entity or Person;
     (bb) making or agreeing to any changes to the zoning of the Property; and approving the terms and provisions of any restrictive covenants or easement agreements affecting the Property or any portion thereof;
     (cc) approving the admission to the Company of a successor or an additional Member;
     (dd) the making of all decisions required to be made by the Company with respect to the development of any portion of the Property;
     (ee) any decisions with respect to the liquidation of the Company upon the Company’s dissolution pursuant to Section 9.1 other than those of a ministerial nature; and
     (ff) all decisions with respect to the management of the Property and the Company during any period when (i) the Company is in dissolution under Article IX hereof, (ii) there is no Manager or (iii) there is a dispute as to the removal of the Manager.
     Otherwise, and except as provided in this Section 4.5 and in Sections 4.4 and 9.2, the Manager shall have the right, in good faith, to take any and all action which the Manager shall deem necessary or appropriate, in accordance with the provisions hereof, with regard to the operations of the Company, and the Members shall be bound thereby as if they had joined in such action.
     4.6 15040 LLC. CCDRC and CW, an affiliate of CE and Columbia REIT, are the sole members of 15040 LLC, which entity owns the Adjacent Land. The Members agree to act, or cause their Affiliates to act, in making decisions regarding 15040 LLC and its business in a manner consistent with their decisions under this Agreement. Without limiting the foregoing, (i) a default by CCDRC under this Agreement or the limited liability company agreement for 15040 LLC shall be considered a default by CCDRC under the other agreement and the rights under Articles IV and X of each such agreement shall be exercised in the same manner and at the same time, and (ii) a default by Carr under this Agreement or by CW under the limited liability company agreement for 15040 LLC shall be considered a default by Carr or CW, as the case may be, under the other agreement and the rights under Articles IV and X of such agreement shall be exercised in the same manner and at the same time.
     4.7 Approvals and Consents/Access to Books and Records. (a) Except as otherwise specifically provided in this Agreement, where the approval or consent of any Member is required pursuant to any provision of this Agreement or otherwise in connection with the business of the Company, including the approval or consent with respect to any Major Decision:
     (i) such approval or consent shall be in writing; and
     (ii) such approval or consent shall be granted or withheld in the reasonable discretion of such Member, provided that with respect to any Major Decision, such approval or consent may be granted or withheld in the sole discretion of CCDRC.
     (b) Each Member shall have the right to request any books, records, audits or similar information which the Company is entitled to request under any Service Agreement or any other agreement to which the Company is a party.
     4.8 Copies of Notices Affecting the Property. In the event any Member or an Affiliate of any Member receives any service of process or any notice of (or similar document relating to) any action, omission, violation or circumstance which could have a material effect on the operation or value of the Company or the Property, then the Person receiving such notice or other document shall deliver a copy of same to the other Member(s) as soon as practicable in the manner set forth in Article XII; provided, however, that if the Person receiving such notice or other document is not a party to this Agreement, then the party to this Agreement whose Affiliate received such notice shall cause such Affiliate to deliver a copy of same to all Members as soon as practicable in the manner set forth in Article XII.
     4.9 Bank Accounts. As deemed necessary by the unanimous consent of the Members, on behalf and at the expense of the Company, the Manager shall maintain or cause the Property Manager to maintain interest-bearing accounts in the name of the Company and operating accounts in the name of the Property Manager in banks or trust companies in the continental U.S., for the deposit and disbursement of all funds relating to the Company. All such Company funds shall be promptly deposited in such accounts, to be held and disbursed only as provided herein. Such account shall provide for a “sweep” feature, automatically transferring excess funds to a money-market type account, with any material excess funds being invested temporarily in interest-bearing investments acceptable to CCDRC. Except for the operating accounts in the name of the Property Manager, the funds of the Company shall not be commingled with the funds of any other party. The Members from time to time shall authorize signatories for such accounts.
     4.10 UBTI. The Company shall conduct its business in a manner necessary to avoid the realization of any UBTI to the Members or any of their constituent members. In furtherance of the foregoing sentence, without first obtaining the consent of CCDRC, the Manager will not cause the Company to (A) commence providing any new types of services to tenants or patrons of the Property which have not been previously approved by CCDRC, either pursuant to its approval of the Annual Plan (if the income from such new service is clearly indicated on the Annual Plan) or otherwise and (B) undertake any new types of revenue-generating activity at the Property or with respect to the Property which have not been previously approved by CCDRC, either pursuant to its approval of the Annual Plan (if the income from such new service is clearly indicated on the Annual Plan) or otherwise.
ARTICLE V
PARTITION
     Each of the Members irrevocably waives, during the term of the Company and during any period of its liquidation following any dissolution, any right that it may have to maintain any action for partition in kind with respect to any of the assets of the Company.
ARTICLE VI
COVENANTS, WARRANTIES AND REPRESENTATIONS OF MEMBERS
     6.1 Representations and Warranties of Carr. In addition to the covenants, warranties and representations made elsewhere in this Agreement, Carr does hereby covenant, warrant and represent that, as of the date of this Agreement:
     (a) Carr has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.
     (b) All acts and other proceedings required to be taken by Carr to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken.
     (c) This Agreement has been duly executed and delivered by Carr and constitutes the valid and binding obligation of Carr, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency and other similar laws and general equitable principles.
     (d) Carr has obtained all approvals and consents required to be obtained by it in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby from all governmental authorities having any approval rights with respect thereto, and all Persons having consent rights, such that the failure to consent would have a material, adverse effect on the Company or its assets.
     (e) The sole material asset of Carr is its Membership Interest. Notwithstanding the provisions of the introductory paragraph of this Section 6.1, the provisions of this Section 6.1(e) shall be a continuous covenant of Carr so long as it shall continue to be a Member hereunder.
     (f) No Person that is treated as a partner in Carr for federal income tax purposes, and no Person that owns an interest in any such partner, directly or indirectly through one or more entities that are (i) treated as partnerships for federal income tax purposes, (ii) disregarded for federal income tax purposes or (iii) trusts that are treated as owned by a grantor or any other Person pursuant Sections 671 through 679 of the Code and the Treasury Regulations thereunder, is a “qualified organization” within the meaning of section 514(c)(9)(C) of the Code.
     (g) Carr is not an “employee benefit plan”, as defined in Section 3(3) of the ERISA, or a “plan”, as defined in Section 4975(e) of the Code and the assets of Carr have not been deemed “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code. In addition, Carr is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and no transaction by or with Carr is subject to or in violation of any state statutes applicable to regulation of investments of and fiduciary obligations with respect to governmental plans.
     (h) The only member of Carr is CE.
     6.2 Representations and Warranties of CCDRC. In addition to the covenants, warranties and representations made elsewhere in this Agreement, CCDRC does hereby covenant, warrant and represent that, as of the date of this Agreement:
     (a) CCDRC has all the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.
     (b) All acts and other proceedings required to be taken by CCDRC to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken.
     (c) This Agreement has been duly executed and delivered by CCDRC and constitutes the valid and binding obligation of CCDRC, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency and other similar laws and general equitable principles.
     (d) CCDRC has obtained all approvals and consents required to be obtained by it in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby from all governmental authorities having any approval rights with respect thereto, and all Persons having consent rights, such that the failure to consent would have a material, adverse effect on the Company or its assets.
     (e) The sole material asset of CCDRC is its Membership Interest. Notwithstanding the provisions of the introductory paragraph of this Section 6.2 the provisions of this Section 6.2(e) shall be a continuous covenant of CCDRC so long as it shall continue to be a Member hereunder.
     (f) The only members of CCDRC are directly or indirectly wholly-owned by funds managed, controlled or advised by J.P. Morgan Investment Management Inc. and/or JPMorgan Chase Bank, N.A.
     6.3 Representations and Warranties of CE. In addition to the covenants, warranties and representations made elsewhere in this Agreement, CE does hereby covenant, warrant and represent that, as of the date of this Agreement:
     (a) CE has all the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.
     (b) All acts and other proceedings required to be taken by CE to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken.
     (c) This Agreement has been duly executed and delivered by CE and constitutes the valid and binding obligation of CE, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency and other similar laws and general equitable principles.
     (d) CE has obtained all approvals and consents required to be obtained by it in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby from all governmental authorities having any approval rights with respect thereto, and all Persons having consent rights, such that the failure to consent would have a material, adverse effect on the Company or its assets.
     (e) Columbia REIT owns not less than 51% of CE and has control over the management and operation of CE.
ARTICLE VII
BOOKS AND RECORDS; STATEMENTS;
AUDITS BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
     7.1 Books and Records; Statements; Audits by Independent Certified Public Accountants. (a) Books and Records. The Manager shall keep and deliver, or cause the Property Manager to keep and deliver all books of account and records (which books shall be accurate and complete to the best knowledge of the Manager after due inquiry and investigation by the Manager) showing the assets and liabilities, operations, transactions and financial condition of the Company and the Property on both an accrual basis and a modified accrual basis in accordance with fair market value and historical cost accounting principles generally accepted in the United States of America (such generally accepted accounting principles, “GAAP”). Any Member shall have access to such books and records upon Advance Notice and each shall have the right to copy said records at its own expense.
     (b) Where Maintained. The books, accounts and records of the Company shall be at all times maintained at the Manager’s office or as otherwise designated in the Property Management Agreement.
     (c) Audits/Access to Information by Members. In addition to the annual audit by the Company Accountants, upon Advance Notice to the Manager, any Member may, at its option and at its own expense, conduct audits of the books, records and accounts of the Company. The Manager shall provide, or shall cause the Property Manager to provide, the auditing Member’s appraisers, accountants and advisors with access to all information related to the value of the Property and to the management personnel involved directly or indirectly in the affairs of the Company, and shall cause such personnel to cooperate fully with such Member or its designees, and to furnish information requested by it or its designees, as to the status of the affairs of the Company.
     (d) Reports. The Manager shall prepare and distribute, or cause the Property Manager to prepare and distribute, such reports and information to the other Members as shall be reasonably requested by such Members in order to enable them to effectively manage their respective Membership Interests and be fully informed about the affairs of the Property and the Company. The reports and other information distributed to the Members pursuant to the preceding sentence shall include, without limitation, an appraisal of the Property satisfying the appraisal guidelines provided to the Manager by CCDRC from time to time, which appraisal shall be conducted annually (or more frequently if requested by CCDRC) at CCDRC’s sole cost and expense and for the sole and exclusive benefit of and use by CCDRC. The cost of preparing additional reports or obtaining information included in the existing reports that would not have been incurred by the Company but for Columbia REIT’s indirect ownership interest in the Company, shall be borne solely by Carr and shall be for the sole and exclusive benefit of Carr. The Manager shall furnish or cause the Property Manager to furnish monthly reports prepared on an accrual basis in accordance with historical cost GAAP for Carr and on a modified accrual basis in accordance with fair market value GAAP for CCDRC showing monthly and year-to-date activity (without notice or demand) not later than the tenth (10th) day following the end of each Monthly Reporting Period (see Exhibit D for reporting requirements). All reporting and budgeting shall be on a Fiscal Year basis. The Manager shall use or cause the Property Manager to use Management Reports, Inc. (“MRI”) property management software. CCDRC may require the Manager or the Property Manager, as the case may be, to use another property management software, with the version and release number to be provided by CCDRC, if J.P. Morgan Investment Management Inc. requires such other property management software on a consistent basis for other properties for which J.P. Morgan Investment Management Inc. serves as asset manager. The modules required for implementation shall include, without limitation, general ledger, commercial management, accounts payable and distributed processing. CCDRC, in its sole discretion, may require modified version and release of the property management software. The database structure, system type and property number will be provided by CCDRC and will not be modified without the consent of CCDRC. CCDRC will provide the Manager with a standard chart of accounts, tenant charge (billing) codes and report formats that are to be used unless otherwise agreed to in advance by CCDRC. The Manager will submit or cause the Property Manager to submit to CCDRC on the twenty-fifth (25th) day of each month, and to Carr on the tenth (10th) day of the next following month, a monthly electronic download of selected financial and operational data, including general ledger information, using either the distributive processing function of MRI or data extract routines identified and/or provided by CCDRC. CCDRC and Carr reserve the right to periodically modify the foregoing software and reporting requirements. The Manager shall pay all costs and expenses of any outside consultants employed and the purchase of any computer software to assist in the conversion of its financial data from its property management software to MRI property management software. CCDRC will use good faith efforts not to make any changes to Property-level financial information contained on the MRI property accounting system without the knowledge of the Property Manager and Carr. The Members shall, as a Company expense, at least once every calendar year have the Company’s books and records audited by the Company Accountants. The Members shall use good faith efforts to cause the Company Accountants to submit a copy of the annual audited financial statements in accordance with historical cost GAAP with a reconciliation to fair market value GAAP to all Members within thirty (30) days after the end of each Fiscal Year. However, a copy of the annual audited financial statements, including a reconciliation between the historical cost audited financial statements and fair market value financial statements, shall be submitted promptly after completion to all Members, and not later than seventy-five (75) days after the end of each Fiscal Year. No later than sixty-five (65) days after the end of each Fiscal Year of the Company, the Company shall, as a Company expense, furnish the Members with all necessary tax reporting information required by the Members for the preparation of their respective federal, state and local income tax returns, including each Member’s pro rata share of income, gain, loss, deductions and credits for such Fiscal Year. Carr shall supervise the Company Accountants in the preparation of the Company’s tax returns. Within sixty-five (65) days following the end of the Fiscal Year of the Company, the Company shall, as a Company expense, furnish each Member with copies of the Company’s federal partnership tax return on Form 1065 and other income tax returns, together with each Member’s Schedule K-1 or analogous schedule for review by CCDRC. CCDRC shall have thirty (30) days thereafter to review the returns. Such thirty (30)-day review period for CCDRC shall also apply to returns prepared during any filing extension period obtained by the Company. Provided there are no changes, the returns shall be signed by the Tax Matters Partner on behalf of the Company and co-signed by the Company Accountants as preparer. CCDRC will be responsible for filing the return with the appropriate taxing authorities.
     (e) The Company Accountants. The Company shall retain the Company Accountants to be initial the auditor and tax return preparer for the Company. The fees and expenses of the Company Accountants shall be a Company expense.
     (f) Tax Matters Partner. Unless otherwise agreed by the Members, CCDRC, so long as it is a Member, shall have full power and authority to act for the Company and the Members as “Tax Matters Partner”, as defined in Section 6231(a)(7) of the Code, with all the rights and responsibilities of that position described in sections 6222-32 of the Code and to act in any similar capacity under applicable state or local law. The Tax Matters Partner shall take such action as may be reasonably necessary to constitute Carr a “notice partner” within the meaning of Section 6231(a)(8) of the Code and any similar capacity under applicable state or local law. The Tax Matters Partner shall keep the other Members informed of the progress of any tax audits or examinations. If requested by CCDRC, Carr will request that the Company Accountants allow CCDRC’s accountants to review the Company Accountants’ audit and tax work papers. In no event shall Carr or any Affiliate of Carr have any liability to CCDRC or any Affiliate of CCDRC on account of a refusal of any such request by the Company Accountants. The Tax Matters Partner shall not extend the statute of limitations with respect to Company matters without the consent of the other Members. The Company shall reimburse the Tax Matters Partner for all unrelated third party costs and expenses, and any other costs and expenses, incurred by it in the exercise of the rights and/or the performance of the responsibilities referred to in this Section 7.1(f). The Company shall indemnify and hold harmless the Tax Matters Partner from all unrelated third party claims, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, incurred by it in the exercise of the rights and/or the performance of the responsibilities referred to in this Section 7.1(f).
ARTICLE VIII
CAPITAL ACCOUNTS; DISTRIBUTIONS
     8.1 Capital Accounts. There shall be established on the books and records of the Company a capital account (a “Capital Account”) for each Member.
     8.2 Adjustments. As of the last day of each Period, the balance in each Member’s Capital Account shall be adjusted by (a) increasing such balance by such Member’s (i) allocable share of Net Profit (allocated in accordance with Section 8.5) and (ii) Capital Contributions made by such Members and (b) decreasing such balance by (x) the amount of cash or the fair market value of any property distributed to such Member and (y) such Member’s allocable share of Net Loss (allocated in accordance with Section 8.5). Each Member’s Capital Account shall be further adjusted with respect to any special allocations pursuant to this Article VIII. The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. Without limiting the foregoing, the provisions of Section 8.12, Section 8.13 and the first paragraph of Section 8.8 are intended to comply with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv)(f), (g).
     8.3 Distributions. (a) Subject to the provisions of Section 9.2, undistributed Vacant Property Cash Flow (other than Vacant Property Excess Financing Proceeds or from Vacant Property Disposition Proceeds), if any, after the payment of any amount payable on any Loans made pursuant to Article III shall be distributed to the Members monthly as follows:
     (i) First, to the Members in proportion to their respective Percentage Interests until the cumulative amount distributed to CCDRC pursuant to this Section 8.3(a) and Section 8.3(b) (other than Section 8.3(b)(i)) is equal to CCDRC’s Twelve Percent Hurdle;
     (ii) Second, 80% to CCDRC and 20% to Carr, until the cumulative amount distributed to CCDRC pursuant to this Section 8.3(a) and Section 8.3(b) (other than Section 8.3(b)(i)) is equal to CCDRC’s Fifteen Percent Hurdle; and
     (iii) Third, 70% to CCDRC and 30% to Carr.

     (b) Subject to the provisions of Section 9.2, undistributed Vacant Property Cash Flow from Vacant Property Excess Financing Proceeds or from Vacant Property Disposition Proceeds, if any, after the payment of any amount payable on any Loans made pursuant to Article III shall be distributed to the Members monthly as follows:
     (i) First, to the Members in proportion to their respective Percentage Interests, until the cumulative amount distributed to each Member pursuant to this Section 8.3(b)(i) is at least equal to the aggregate Vacant Property Capital Contributions of such Member;
     (ii) Second, to the Members in proportion to their respective Percentage Interests until the cumulative amount distributed to CCDRC pursuant to Section 8.3(a) and this Section 8.3(b) (other than Section 8.3(b)(i)) is equal to CCDRC’s Twelve Percent Hurdle;
     (iii) Third, 80% to CCDRC and 20% to Carr, until the cumulative amount distributed to CCDRC pursuant to Section 8.3(a) and this Section 8.3(b) (other than Section 8.3(b)(i)) is equal to CCDRC’s Fifteen Percent Hurdle; and
     (iv) Fourth, 70% to CCDRC and 30% to Carr.
     (c) Subject to the provisions of Section 9.2, undistributed Improved Property Cash Flow (including Improved Property Excess Financing Proceeds and Improved Property Disposition Proceeds), if any, after the payment of any amount payable on any Loans made pursuant to Article III, shall be distributed to the Members in proportion to their respective Percentage Interests.
     (d) If the Company shall receive Disposition proceeds or Excess Financing Proceeds, CCDRC shall reasonably determine based on accepted market value guidelines the allocation of such Disposition proceeds or Excess Financing Proceeds, as the case may be, among the Improved Property and the Vacant Property, provided, however, in no event shall less than $60,500,000 of the Disposition proceeds or Excess Financing Proceeds, or if the Disposition proceeds or Excess Financing Proceeds are less than $60,500,000 then all of such proceeds shall, be allocated to the Improved Property. Each of the parties hereto agree that any allocation made by CCDRC pursuant to this Section 8.3(d) shall be for the sole purpose of determining the Distributions required to be made pursuant to this Section 8.3 and shall not be deemed a determination of the value of either the Improved Property or the Vacant Property. If Carr, acting reasonably and in good faith, objects to CCDRC’s allocation of the Disposition proceeds or Excess Financing Proceeds, and Carr and CCDRC cannot agree upon the allocation of the Disposition proceeds or the Excess Financing Proceeds within ten (10) Business Days after the date upon which Carr gives notice to CCDRC objecting to the allocation made by CCDRC (which notice shall be given within ten (10) Business Days after receipt by Carr of notice from CCDRC setting forth the allocation of the Disposition proceeds or Excess Financing Proceeds), the parties shall undertake the following appraisal procedure to determine the proper allocation of the Disposition proceeds or Excess Financing Proceeds between the Improved Property and the Vacant Property: one (1) Appraiser shall be chosen by Carr, one (1) Appraiser shall be chosen by CCDRC and the third Appraiser shall be chosen by the two (2) Appraisers chosen as aforesaid. If either party does not select an Appraiser within ten (10) days of the date of the election and direction from the other party to so select an Appraiser, then the Appraiser chosen by the other party shall be solely responsible for determining the allocation of the Disposition proceeds or Excess Financing Proceeds. Each Appraiser shall make an independent appraisal, and, if there is more than one (1) Appraiser and no two (2) Appraisers agree on the appropriate allocation, the allocation shall be the average of the two (2) appraisals closest in allocated value. For purposes hereof, the Appraisers shall take into account the status and import of the current state of the development and leasing of the Improved Property and the Vacant Property, current negotiations and/or agreements concerning offers, sales, leases, plans and specifications, financing and joint venture arrangements and other relevant factors. Each Appraiser shall file its appraisal with the Company within forty-five (45) days of the date of its appointment hereunder.
     8.4 Negative Capital Accounts. The Members shall not be required to make up a negative balance in their respective Capital Accounts.
     8.5 Allocations of Net Profit and Net Loss.
     (a) Net Profit and Net Loss attributable to a Vacant Property for each Period shall be allocated as follows:
     (i) So long as no dissolving event (as provided in Section 9.1) has occurred:
a. First, if the amount distributed to Carr exceeds the amount Carr would have received had all distributions been in accordance with Percentage Interests, then an amount of Net Profit equal to such excess shall be allocated to Carr, and
b. Second, to the Members in proportion to their Percentage Interests;
     (ii) If a dissolving event (as provided in Section 9.1) has occurred, in accordance with Section 9.6.
     (b) Improved Property Net Profit and Net Loss for each Period shall be allocated to the Members in proportion to their Percentage Interests.

     8.6 Qualified Income Offsets, Curative Allocations. (a) If (i) any Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) and (ii) such adjustment, allocation or distribution causes or increases a deficit in such Member’s Capital Account in excess of its obligation to make additional Capital Contributions pursuant to this Agreement as of the end of the Period to which such adjustment, allocation or distribution relates (an “Excess Deficit”), then items of gross income for such Period and each subsequent Period shall be allocated to each such Member in proportion to its Excess Deficits in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such Excess Deficit as quickly as possible, provided that an allocation pursuant to this Section 8.6 shall be made only if and to the extent that such Member would have an Excess Deficit after all other allocations provided for in this Article VIII have been tentatively made as if this Section 8.6 were not in the Agreement.
     (b) Any special allocations of items of income or gain pursuant to this Article VIII shall be taken into account in computing subsequent allocations pursuant to this Agreement, so that the net amount for any item so allocated and all other items allocated to each Member pursuant to this Agreement shall be equal, to the extent possible, to the net amount that would have been allocated to each Member pursuant to the provisions of this Agreement if such allocations had not occurred.
     8.7 Nonrecourse Debt. (a) Except as otherwise provided in Treasury Regulations section 1.704-2(f), if there is a net decrease in Partnership Minimum Gain during any Period, each Member shall be specially allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations section 1.704-2(g). This Section 8.7(a) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations section 1.704-2(f) and shall be interpreted consistently therewith.
     (b) Except as otherwise provided in Treasury Regulations section 1.704-2(i), if there is a net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt during any Period, each Partner with a share of Minimum Gain Attributable to Partner Nonrecourse Debt shall be specially allocated items of Company income and gain for such Period (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in the Minimum Gain Attributable to Partner Nonrecourse Debt, determined in accordance with Treasury Regulations section 1.704-2(i)(4). This Section 8.7(b) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations section 1.704-2(i)(4) and shall be interpreted consistently therewith.

     (c) Nonrecourse Deductions for any Period shall be allocated to the Members in proportion to their respective Percentage Interests in accordance with Treasury Regulations section 1.704-2(b)(1).
     (d) Partner Nonrecourse Deductions for any Period shall be allocated 100% to the Member that bears the economic risk of loss (as defined in Treasury Regulations section 1.704-2(b)) with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations section 1.704-2(i). If more than one Member bears the economic risk of loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such economic risk of loss.
     8.8 Tax Allocations. In accordance with section 704(c) of the Code and the Treasury Regulations thereunder, any item of income, gain, loss or deduction with respect to any asset contributed to the Company by any Member shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such asset to such Member for income tax purposes and its initial Book Value. Any such item of income, gain, loss or deduction and any comparable item with respect to an asset whose Book Value is adjusted as of the Reset Date shall be allocated in a manner consistent with Treasury Regulations section 1.704-3. Any other items of gain, loss, credit and deduction recognized by the Company shall be allocated among the Members, for United States federal, state and local income tax purposes, to the extent permitted under the Code and the Treasury Regulations, in the same manner that each such item is allocated to the Members’ Capital Accounts.
     8.9 Fractions Rule Compliance. The allocations contained in this Agreement are intended to comply with the requirements of section 514(c)(9)(E) of the Code and Treasury Regulations section 1.514(c)-2 and shall be interpreted consistently therewith, and no allocation shall be made to CCDRC if CCDRC reasonably believes such allocation would cause these allocations to fail to comply therewith.
     8.10 Withholding. The Manager is authorized but not required to withhold from distributions to the Members and to pay over to federal, state or local government authorities any amounts required to be so withheld pursuant to the Code or any other applicable federal, state or local law, and shall allocate any amounts so withheld to the Members. Any amounts so allocated to a Member shall be treated as an amount distributed to such Member pursuant to this Article VIII for all purposes of this Agreement. If the Company makes a distribution in kind to a Member and such distribution is subject to withholding in the manner described above, the Manager shall notify such Member as to the extent of the amount of such withholding and such Member shall promptly pay the Company such amount.

     8.11 Final Distribution. The final distributions following dissolution shall be made in accordance with the provisions of Section 9.2.
     8.12 Adjustment of Book Value. On the Reset Date, the Book Values of the assets of the Company were adjusted to equal their respective Reset Values. On the Reset Date, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), which require such Capital Accounts to be adjusted to reflect the manner in which the unrealized gain or loss inherent in the assets of the Company would be allocated among the Members pursuant to Section 8.5 as it read in the Existing Company Agreement if there were a taxable disposition of such assets for their Reset Values on the Reset Date. The parties agree that, as a result of such adjustment, the Capital Accounts of the Members as of the Reset Date were as follows: CCDRC – $27,276,074 and Carr – $4,714,092.
     8.13 Computations After Reset Date. For the purposes of computing and allocating profits and losses, for determining distributions and for determining the consequences of monetary Defaults and determining the resulting changes in Percentage Interests as a result thereof, all provisions of this Agreement shall, to the extent practicable, be read as if each of the Members made its Initial Capital Contribution on the Reset Date in an amount equal to balances in their Capital Accounts immediately following the adjustments made as of such date pursuant to Section 8.12.
ARTICLE IX
DISSOLUTION
     9.1 Dissolving Events. The Company shall be dissolved in the manner hereinafter provided upon the happening of any of the following events:
     (a) fifty (50) years from the date hereof;
     (b) the written agreement of all of the Members to terminate the Company;
     (c) the disposition by the Company of the entire Property and the collection, and distribution to Members under Section 8.3(b), of all amounts derived from any such disposition, including all amounts payable to the Company under any promissory notes or other evidences of indebtedness derived by the Company from any such disposition;
     (d) any other event which under applicable law would cause the dissolution of the Company, provided, however, that, unless required by law or objected to by CCDRC, the Company shall not be liquidated as a result of any such event and the Company shall be reconstituted;

     (e) the dissolution or bankruptcy of a Member, unless a majority in interest, in profits and capital, of the remaining Members elect within ninety (90) days after the occurrence of any such event to continue the business of the Company; or
     (f) in the event a Member shall fail to contribute its full proportionate share of any Initial Capital Contribution in accordance with the terms hereof.
     9.2 Methods of Liquidation. If the Company is dissolved and not reconstituted, an accounting of the Company assets, liabilities, and operations through the last day of the month in which the dissolution occurs shall be made by the Company Accountants, and the affairs of the Company shall be wound up and terminated. The Manager shall serve as the liquidating trustee of the Company unless Carr is an Affiliate of the Manager and (i) Carr has caused the dissolution pursuant to a Bankruptcy Event of Carr or (ii) Carr is the sole Defaulting Member, in which case CCDRC shall designate a liquidating trustee. The liquidating trustee shall be responsible for winding up and terminating the affairs of the Company and shall determine all matters in connection therewith (including, without limitation, the arrangements to be made with creditors, to what extent and under what terms the assets of the Company are to be sold, and the amount or necessity of cash reserves to cover contingent liabilities) as it deems advisable and proper; provided, however, that all decisions of the liquidating trustee shall be made in accordance with the fiduciary duty owed by the liquidating trustee to the Company and each of the Members. The liquidating trustee thereafter shall liquidate the assets of the Company as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in accordance with the following:
     (a) First, to the payment of the debts and liabilities of the Company, other than to the Members, and to the expenses of liquidation in the order of priority as provided by law; then
     (b) Second, to the establishment of, or addition to, any reserves deemed necessary by the liquidating trustee, for any contingent or unforeseen liabilities or obligations of the Company; provided, however, that any such reserves established hereunder shall be paid over to a bank or other escrow agent to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the liquidating trustee deems advisable, of distributing the balance of such reserves in the manner provided hereinafter in this Section 9.2; then
     (c) Third, to the repayment of any liabilities or debts of the Company to any of the Members, pro rata to the respective outstanding balances of such liabilities or debts; and then

     (d) Fourth, to the Members in proportion to, and to the extent of, the positive balances in their respective Capital Accounts, as adjusted pursuant to Section 8.2.
     The foregoing notwithstanding, any decisions with respect to the liquidation of the Company other than those of a ministerial nature shall be deemed to be Major Decisions.
     9.3 Reasonable Time for Liquidating. A reasonable time shall be allowed for the orderly liquidation of the Company’s assets pursuant to Section 9.2 above in order to minimize the losses normally attendant upon such a liquidation.
     9.4 Date of Liquidation. The Company shall be liquidated and terminated when all of its assets have been converted into cash, all promissory notes or other evidences of indebtedness derived by the Company from such conversion of its assets have been collected or otherwise converted into cash, and all such cash has been applied and distributed in accordance with the provisions of Section 9.2 above. The establishment of any reserves shall not have the effect of extending the term of the Company, but such reserves shall be distributed in accordance with Section 9.2 and in the manner and within the time period as the liquidating trustee deems advisable and appropriate.
     9.5 Withdrawals. The Members do hereby covenant and agree that they shall not withdraw or retire from the Company except as a result of a permitted Transfer of their entire respective Membership Interests and that they shall carry out their duties and responsibilities hereunder until the Company is terminated, liquidated, and dissolved under this Article IX.
     9.6 Allocations on Dissolution. Net Profit and Net Loss attributable to the Vacant Property following the occurrence of an event described in Section 9.1 shall be allocated in a manner so that the balance in each Member’s Capital Account equals the amount such Member would receive if proceeds were distributed pursuant to Section 8.3(b).
ARTICLE X
SALE, ASSIGNMENT, TRANSFER
     10.1 Transfers of Interests in Company. (a) Except as otherwise permitted in this Article X or Article XI, no Member may sell, transfer, assign, convey or otherwise dispose of or subject to a security interest or otherwise charge or encumber, either, directly or indirectly, voluntarily or by operation of law (collectively, “Transfer”) all or any part of its Membership Interest. Any such act in violation of this Section 10.1(a)

shall be null and void ab initio. The approval of any such transaction in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. In no event shall less than all of a Membership Interest be Transferred by any Member, and no transferee of any Membership Interest may, at any time that it holds such Membership Interest, own any assets other than such Membership Interest. All Transfers hereinafter permitted are subject to Sections 10.6, 10.7 and 10.8.
     (b) Notwithstanding the foregoing, the investment fund that owns CCDRC may, upon five (5) days’ prior written notice to Carr, transfer any or all of its membership interest in CCDRC, as the case may be, to an Affiliate subject to satisfaction of Sections 10.6, 10.7 and 10.8, provided that the Affiliate is managed or advised by the Persons who manage or advise the investment fund that owns CCDRC. Any change in the ownership of the investors holding an interest in the investment fund that owns CCDRC, directly or indirectly, shall not be deemed a Transfer.
The members of Carr may, upon five (5) days’ prior written notice to CCDRC, transfer any or all of their respective membership interests in Carr to Affiliates of such members subject to satisfaction of Sections 10.6, 10.7, and 10.8, provided that the respective Affiliate to which such membership interest is transferred is owned or controlled, directly or indirectly, by the same Persons who own or control such members on the date hereof. Any change in the ownership of Carr, directly or indirectly, shall not be deemed a Transfer, so long as Columbia REIT owns not less than a 51% direct or indirect interest in Carr and retains management and operational control over Carr. Any change in the ownership of CE, directly or indirectly, shall not be deemed a Transfer, so long as Columbia REIT owns not less than a 51% direct or indirect interest in CE and retains management and operational control over CE.
     10.2 Buy/Sell. (a) Subject to Section 10.3 hereof, CCDRC, at any time, and Carr, at any time after the Lockout Date, may, as Offeror, deliver a written notice (a “Buy-Sell Notice”) to the other (the “Offeree”) that the Offeror desires to exercise its rights under this Section 10.2. The Buy-Sell Notice shall specify a price at which the Offeror is willing to sell the Property (the “Offer Price”), and shall contain an offer to (1) buy the Offeree’s Membership Interest for an amount equal to the cash amount that the Offeree would have received had the Property been sold to a third party for the Offer Price in an all cash transaction and the proceeds of sale distributed in accordance with Section 8.3 above (the “Buy Option”) and (2) sell to the Offeree the Offeror’s Membership Interest for an amount equal to the cash amount that the Offeror would have received had the Property been sold to a third party for the Offer Price in an all cash transaction and the proceeds of sale distributed in accordance with Section 8.3 above (the “Sell Option”).
     (b) If a Buy-Sell Notice is given to an Offeree, the Offeree shall have a period of up to sixty (60) days after the giving of such notice in which to accept, by written notice to the Offeror, the Buy Option or the Sell Option. If written notice of such election is not given to the Offeror within such sixty (60) days following the Buy-Sell Notice, it shall be conclusively deemed that the Offeree has elected to accept the Offeror’s offer to buy the Offeree’s Membership Interest pursuant to the Buy Option. If the Sell Option is accepted, the Offeree shall contemporaneously deliver a certified or bank check drawn on a bank that is a member of the New York Clearinghouse Association payable to the order of Citibank, N.A. or another bank agreed to by the parties, as escrow agent (the “Buy-Sell Escrow Agent”), in an amount equal to the Buy-Sell Deposit. If the Buy Option is accepted (or deemed accepted), the Offeror shall within five (5) Business Days deliver the Buy-Sell Deposit to the Buy-Sell Escrow Agent. If the Member obligated to deliver the Buy-Sell Deposit fails to do so, the other Member may either (i) elect within five (5) Business Days to become the buyer under the Buy Option (in which case it shall promptly deliver the Buy-Sell Deposit as contemplated herein) or (ii) sue the defaulting party for breach of contract (in which case it shall be entitled to an amount equal to the Buy-Sell Deposit as liquidated damages, not as a penalty).
     (c) If either a Buy Option or a Sell Option is properly exercised as set forth above, the Offeror and the Offeree shall each buy and sell, as the case may be, the entire interest in the Company of the Offeror or the Offeree, as the case may be, such interest to be transferred to the other or the other’s designee on or the sixtieth (60th) day after the delivery of the exercise notice, or deemed election, if applicable (or the next Business Day thereafter if such day is not a Business Day). At the closing, the purchase price specified above shall be paid by the purchasing Member by official bank check or by bank wire transfer of immediately available funds. The terms of the purchase and sale shall be unconditional, except that (i) each of the Members whose interests are being sold shall be deemed to represent and warrant to the purchasing Members that its entire interest in the Company is owned by the selling Member free and clear of all liens and encumbrances and is subject to no legal or equitable claims and (ii) the purchasing Members shall be deemed to have assumed all obligations and liabilities relating to the purchased interest arising from transactions or events first occurring after the date of such sale, and upon demand each such Member shall deliver to the other appropriate documentation evidencing the sale, assignment, representation and assumption set forth herein. If any Member shall fail to comply with its obligation to sell its interest in the Company or purchase the interest of the other Members, as applicable, such Member shall be deemed a Defaulting Member hereunder and the other Members shall have, in addition to the rights and remedies set forth herein, all rights and remedies at law or equity.
     10.3 Forced Sale/Right of First Offer. (a) At any time after the date hereof, CCDRC, as the Notifying Party, may notify Carr of its intent to cause the sale of the Property or any portion thereof (so long as the portion of the Property not intended to be sold shall comply with all zoning, set-back and other legal requirements applicable to such remaining portion) by the Company to an unaffiliated third party by delivering to

Carr (the “Notified Party”) a written notification (the “Offer Notice”) setting forth the price (payable in cash) at which the Notifying Party is willing to sell the Property. Upon the delivery of an Offer Notice with respect to the entire Property, the Notifying Party and the Notified Party shall be required to comply with the terms of Section 10.3(b) below, and the Notified Party shall not have any further right to deliver a Buy-Sell Notice under Section 10.2. In addition, if either Member has previously delivered a Buy-Sell Notice, either Member shall not be required to accept the Buy Option or the Sell Option if it instead elects to exercise its rights under this Section 10.3 with respect to a sale of the entire Property. The Notified Party shall be deemed to have appointed the Notifying Party and each of the principal officers and members of the Notifying Party, individually, to act for and on behalf of the Company, without any further consent of the Notified Party, for purposes of executing, in the name of the Company, any documents or instruments which the Notifying Party deems necessary, in its commercially reasonable discretion, to implement the sale of the assets of the Company pursuant to this Section 10.3.
     (b) Upon the giving of such notice by the Notifying Party, the Notified Party or its nominee may elect to purchase the Property from the Company at the price and the other terms set forth in the Offer Notice, exercisable by written notice to the Notifying Party within seventy-five (75) days following the Offer Notice.
     If the Notified Party or its nominee so elects to purchase the Property (which it may only do so provided that the acquisition by such nominee would not result in the transfer being deemed a non-exempt prohibited transaction under ERISA), (i) the Notified Party shall deposit, simultaneously with the Notified Party’s delivery of notice electing to purchase the Property, a nonrefundable amount equal to five percent (5%) of the price set forth in the Offer Notice (the “Offer Deposit”) in escrow with a title insurance company or other escrow agent approved by the Notifying Party and the Notified Party and (ii) the parties shall proceed to closing at a time and on a date specified by the Notified Party, but not later than one hundred twenty (120) days following the delivery of the Offer Notice. The closing shall take place at such place as the Notified Party shall designate in the written notice of its election to purchase the Property. The closing shall take place on the terms set forth in the Offer Notice, and, to the extent not inconsistent with the Offer Notice, the customs and procedures followed in Fairfax County, Virginia for the sale of commercial office property shall govern the rights and obligations of the parties as to adjustments, the allocation of closing costs and other matters with respect to closing. The Company shall be responsible for any prepayment or “exit” fee, if any, charged by any third party lender under a then-existing Loan.
     If the Notified Party fails to give timely notice to the Notifying Party electing to purchase the Property, the Notified Party shall be deemed to have declined to purchase the Property.

     (c) If the Notified Party fails to exercise this right of first offer (or has been deemed to so fail), then for a period of nine (9) months following the failure to exercise, the Notifying Party shall be free to enter into a purchase and sale agreement on behalf of the Company with any party at a price not less than ninety-five percent (95%) of the price offered to the Notified Party in the Offer Notice with all other terms being substantially the same as those included in the Offer Notice. If the Notified Party or its nominee shall have exercised its right to purchase the Property and shall have then defaulted in consummating the transaction, then the Notifying Party may retain the Offer Deposit as liquidated damages. The Notified Party’s right of first offer set forth in Section 10.3(b) shall be reinstated if a purchase and sale agreement is not executed by the Notifying Party on behalf of the Company with another party within nine (9) months following the failure to exercise, or closing does not take place pursuant to a purchase and sale agreement with such other party, in each case subject to the provisions of Section 10.3(b).
     10.4 Coordination Regarding 15040 LLC. An exercise of any rights under Section 10.2 is subject to the provisions of Section 4.6. Specifically, any such exercise of rights under Section 10.2 shall be deemed an exercise of similar rights under Section 10.2 of the limited liability company agreement of 15040 LLC in the same manner and at the same time as exercised hereunder. Any closing of a purchase or other Transfer under Section 10.2 of this Agreement shall be effectuated at the same time as a closing of the purchase or other Transfer under Section 10.2 of the limited liability company agreement of 15040 LLC.
     10.5 Restraining Order/Specific Performance/Other Remedies. (a) In the event that any Member shall attempt to Transfer all or any portion of any interest in the Company, the Property or all or any portion of its Membership Interest, or any Person shall attempt to Transfer all or any portion of its interest in Carr (except as otherwise permitted pursuant to Section 10.1(b)), in violation of the provisions of this Agreement and any rights hereby granted, then any other Member, in addition to all rights and remedies hereunder, at law and/or in equity, shall be entitled to a decree or order restraining and enjoining such Transfer and the offending party shall not plead in defense thereto that there would be an adequate remedy at law; it being hereby expressly acknowledged and agreed that damages at law shall be an inadequate remedy for a breach or threatened breach or violation of the provisions concerning Transfers set forth in this Agreement.
     (b) In addition, it is expressly agreed that the remedy at law for breach of any of the obligations set forth in this Article X is inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a party to comply fully with each of said obligations, and (ii) the uniqueness of each Member’s business and assets and the relationship of the Members. Accordingly, each of the aforesaid obligations shall be, and is hereby expressly made, enforceable by specific performance.

     10.6 Compliance with Law. The Members hereby agree that no sale or other Transfer of any interest in the Company shall be made which would result in the violation of any applicable law, order, rule, or regulation of the United States of America, the State of Delaware or the Commonwealth of Virginia to the extent applicable to such sale or other Transfer, including without limitation, the United States Securities Act of 1933, as amended, or the terms of any Mortgage.
     10.7 Substitute Members. In the event any Member Transfers its Membership Interest in compliance with the other provisions of this Article X, the transferee thereof shall have the right to become a substituted Member of the Company only upon satisfaction of the following:
     (a) the transferring Member and its transferee execute such instruments as any other Member deems reasonably necessary or desirable to effect such substitution;
     (b) the transferee of any Member’s Membership Interest accepts and agrees in writing to be bound by all of the terms and provisions of this Agreement;
     (c) such transferee pays a transfer fee to the Company which is sufficient to cover all reasonable expenses, including, without limitation, attorneys’ and accountants’ fees, transfer taxes and expenses incurred by the Company or its Members in connection with the admission of such Person as a Member, including, without limitation, the amendment to this Agreement; and
     (d) the transferring Member and the transferee each provide a certificate to the effect that (i) the proposed Transfer will not be effected on or through (A) a U.S. national, regional or local securities exchange, (B) a foreign securities exchange or (C) an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers (including, without limitation, the National Association of Securities Dealers Automated Quotation System) and (ii) it is not, and its proposed Transfer will not be made by, through or on behalf of, (A) a Person, such as a broker or a dealer, making a market in interests in the Company or (B) a Person who makes available to the public bid or offer quotes with respect to interests in the Company;
     (e) the transfer will not be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof”, as such terms are used in Treasury Regulations section 1.7704-1; and

     (f) the proposed Transfer will not result in the Company having more than 100 Members, within the meaning of Treasury Regulations section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations section 1.7704-1(h)(3)).
     The Members in their sole discretion may agree to waive any or all of the conditions set forth in paragraphs (d) and (f) of this Section 10.7.
     10.8 Overall Transfer Prohibitions. (a) Notwithstanding anything to the contrary herein contained, except for a Transfer pursuant to Section 10.2 or Section 10.3 hereof, no interest in the Company may be Transferred if the non-Transferring Member delivers to the Member desiring to effect such Transfer an opinion of counsel with such experience and expertise with respect to the subject matter of the opinion as is reasonably acceptable to the Transferring Member, that the Transfer would impose material adverse tax or legal consequences upon the Company or any non-Transferring Member as a result thereof, including, without limitation, resulting in a default under any Loan (which is deemed for those purposes to have such a material adverse effect).
     (b) In order to afford the non-Transferring Member sufficient time to determine whether or not it should obtain an opinion of counsel described herein, the Member whose interest in the Company is to be the subject of any Transfer shall, if not otherwise required pursuant to any other provision of this Article X, give the non-Transferring Member at least thirty (30) days’ written notice prior to attempting to effect any such Transfer.
     10.9 Section 754 Election. Upon the request of any Member transferring substantially all of its interest in the Company pursuant to this Agreement, or upon the request of the transferee, the Company shall file an election pursuant to section 754 of the Code to adjust the basis of Company property in the manner provided in section 743 of the Code. The incremental cost of making such an election shall be borne by the requesting party, provided that if the requesting party is the transferor and such transferor is not a Member immediately after such transfer, or subsequently ceases to be a Member, such cost shall be borne by the transferee.
     10.10 Release of Liability. In the event any Member shall sell its entire interest in the Company (other than in a sale of the Property or the entire Membership Interests of all Members), in compliance with the provisions of this Agreement without retaining any interest therein, directly or indirectly, then the selling Member shall be relieved of any further liability arising hereunder for events occurring from and after the date of such Transfer.

ARTICLE XI
DEFAULTS
     11.1 Defaults. A Member shall be in “Default” hereunder upon the occurrence of any of the following events:
     (a) such Member fails to contribute, as and when due and payable hereunder, all or any portion of any Additional Capital Contribution that it is obligated to contribute to the Company if such failure continues for five (5) Business Days after written notice thereof shall have been given to the Defaulting Member by any Non-Defaulting Member (any such default being referred to herein as a “Monetary Default”);
     (b) such Member withdraws from the Company in violation of this Agreement;
     (c) such Member effects a Transfer which, immediately following the consummation thereof, is in violation of this Agreement;
     (d) such Member is found in a judicial proceeding to commit fraud, misappropriation or theft;
     (e) such Member breaches in any material respect any representation, warranty or covenant of such Member set forth in this Agreement (other than those breaches described in paragraphs (b), (c) or (d) of this Section 11.1, which shall result in a Default hereunder immediately upon the occurrence thereof, or in paragraph (a) of this Section 11.1, which shall result in a Default at the time specified therein) or with respect to any Member, a breach (not cured within the applicable period specified for such cure in the Affiliate Agreement) by an Affiliate of such Member under an Affiliate Agreement, which breach shall continue for a period of fifteen (15) days after written notice thereof shall have been given to such Member, provided that if the breach is such that it is curable within a reasonable time, but cannot be cured within fifteen (15) days, the fifteen (15) day period shall be extended for a reasonable period (but not to exceed ninety (90) days from the date of the breach), provided such Member has commenced to remedy the breach and is diligently proceeding to cure such breach;
     (f) if Carr is an Affiliate of the Manager, the failure or refusal of the Manager to take an action (or to the extent such action shall not be within the reasonable control of the Manager, it shall fail to use its commercially reasonable efforts to take such action) recommended by CCDRC pursuant to the second paragraph of Section 4.5 with respect to a particular Major Decision, and such failure continues for a period of five (5) Business Days after Manager’s receipt of written notice from CCDRC;
     (g) such Member shall be deemed to be in Default or to be a Defaulting Member under Section 3.3 or 10.2; or
     (h) a Bankruptcy Event shall occur with respect to such Member.
     In the event of a Member’s Default hereunder, the Non-Defaulting Member, in addition to all other claims for damages, rights and remedies provided herein or otherwise available at law or in equity, including, without limitation, specific performance, shall have all the rights and remedies set forth in this Article XI.
     11.2 Defaulting Member. (a) Except as expressly provided in the Delaware Act, whenever the vote, consent or decision of a Member or of the Members is required or permitted pursuant to this Agreement, any Defaulting Member shall not be entitled to participate in such vote or consent, or to make such decision, and such vote, consent or decision shall be tabulated or made as if such Defaulting Member were not a Member.
     (b) A Defaulting Member shall remain obligated from and after such Default to make Capital Contributions in accordance with Article III.
     11.3 Monetary Defaults. (a) If a member commits a Monetary Default, any Non-Defaulting Member at its option, to be exercised by written notice of its election to the Defaulting Member, at any time following the occurrence of such Monetary Default, and provided that the Monetary Default shall be continuing, may, in addition to any other rights or remedies that may be available hereunder or at law or in equity, elect any one of the following rights or remedies:
     (i) Unless the Non-Defaulting Member shall have required the return of its Capital Contribution pursuant to clause (iii) below, the Non-Defaulting Member may contribute, on its own behalf, the Capital Contribution required of the Defaulting Member and cause the Percentage Interests of the Company to be transferred in the manner set forth in Section 11.4 below as of the date such Capital Contribution is made by such Non-Defaulting Member, and the balance of such Non-Defaulting Member’s Capital Account(s) shall be increased by the actual amount contributed to the Company by such Non-Defaulting Member.
     (ii) Unless the Non-Defaulting Member has required the return of its Capital Contribution pursuant to clause (iii) below, the Non-Defaulting Member may advance the Capital Contribution required of the Defaulting Member, on behalf of such Defaulting Member, which advance shall constitute a recourse loan (a “Default Loan”) by the Non-Defaulting Member to the Defaulting Member. Any amount advanced to the Company by the Non-Defaulting Member under this clause (ii) shall, for the purposes of maintaining the Members’ Capital Accounts, be deemed a Capital Contribution made by the Defaulting Member in the amount of such advance. Any such Default Loan shall bear interest at the rate, compounded annually, equal to the lesser of (A) the Prime Rate plus five percent (5%), such rate to float with any float in the Prime Rate, or (B) the highest rate permitted by law. Prior to the repayment of such Default Loan in full together with interest, any amount otherwise distributable to the Defaulting Member hereunder, if any, shall be deemed assigned and shall be payable to the Non-Defaulting Member in repayment of the Default Loan, being applied first to interest. If such Default Loan is not repaid, together with interest thereon, within five (5) days from the date of written demand by the Non-Defaulting Member, the Non-Defaulting Member shall be entitled to elect to have such Default Loan treated as a Capital Contribution by the Non-Defaulting Member and to cause the Percentage Interests of the Company to be transferred in the manner set forth in Section 11.4 below as of the date of such election by the delivery of written notice thereof to the Defaulting Member. If such election is made and upon delivery of such notice, the Non-Defaulting Member shall, for purposes of effectuating the transfer of the Defaulting Member’s Percentage Interests and maintaining the Members’ respective Capital Accounts, be treated as having made a Capital Contribution on its own behalf to the capital of the Company, in an amount equal to the sum of (x) the then outstanding principal balance of such Default Loan, plus (y) accrued but unpaid interest on such amount at the rate set forth in this Section 11.3(a)(ii) from the date of the original advance through the date of the Non-Defaulting Member’s election to convert its Default Loan into a Capital Contribution, and the Defaulting Member’s Capital Contribution shall be reduced, and its Capital Account balance shall be reduced by the same amount.
     (iii) The Non-Defaulting Member may, but shall not be obligated to, require that all or any portion of the Capital Contribution advanced to the Company by such Member pursuant to Article III in connection with the capital call that resulted in the Defaulting Member’s Monetary Default be returned to the Non-Defaulting Member (with a corresponding debit to such Member’s Capital Account). To the extent that the Non-Defaulting Member has required the return of its Capital Contribution by the Company as provided above, the Non-Defaulting Member may not exercise its remedies under clauses (i) or (ii) of this Section 11.3(a), unless prior to such exercise the Non-Defaulting Member shall have recontributed its Capital Contribution to the Company.
     (b) If a Member commits a Monetary Default, the Non-Defaulting Member shall have the right to seek from the Defaulting Member repayment of such Default Loan or payment of the Capital Contribution by all appropriate judicial and/or non-judicial proceedings, until such time as the Default has been cured, or the Members’ Percentage Interests have been modified due to a transfer under Section 11.4; provided, however, that in the event of a transfer of the Percentage Interest of one Member to another Member, the Non-Defaulting Member shall have the right to purchase the remaining Membership Interest of the Defaulting Member as provided in Section 10.2.
     (c) All Members agree that the prompt making of all Capital Contributions required under Article III when due is necessary to the success of the Company and that a Default by any Member in making any of its required Capital Contributions when due shall expose the Company and the Non-Defaulting Member to significant risks of delay, lost profits, additional risks, expenses and other damages that are, in the view of the Members, impossible to determine in advance and would, at the time of any such Default, be extremely difficult to calculate, and agree that the right to acquire Percentage Interests pursuant to Section 11.4 and the other remedies in this Article XI are reasonable and appropriate remedies.
     11.4 Transfer of Percentage Interests. If a Non-Defaulting Member shall elect to make a Capital Contribution on behalf of a Defaulting Member (such Non-Defaulting Member being hereinafter referred to as the “Contributing Member”) pursuant to Sections 11.3(a)(i) or (ii) above and the Percentage Interest of the Defaulting Member shall be transferred to the Contributing Member, then the Percentage Interest acquired by each Contributing Member shall be an amount equal to a fraction the numerator of which is equal to 150% of the amount of the Capital Contribution the Contributing Member has made pursuant to Sections 11.3(a)(i) or (ii) and the denominator of which is equal to the total Capital Contributions made by all Members through and including the date such Contributing Member made the Capital Contribution pursuant to Sections 11.3(a)(i) or (ii). The Percentage Interest of the Defaulting Member shall be reduced by the sum of all Percentage Interests transferred to the Contributing Members’ pursuant to the preceding sentence.
     After the date that the Non-Defaulting Member elects to acquire the Percentage Interests pursuant to Sections 11.3(a)(i) or (ii) above, there shall be no right on the part of the Defaulting Member to cure such Default, such Default being deemed to have been cured by the Non-Defaulting Member; provided, however, that the Non-Defaulting Member shall continue to have the right to purchase the remaining Membership Interest of the Defaulting Member as provided in Section 10.2 during the period specified therein.
     11.5 No Waiver. Failure by a Non-Defaulting Member to give any notice of Default as specified under Section 11.1 or otherwise herein, or any failure to insist upon strict performance of any of the terms of this Agreement, shall not constitute a waiver of any such Default or of any of the terms of this Agreement. No Default shall be waived, nor shall any duty to be performed, be altered or modified, except by written instrument. One or more waivers or failure to give notice of Default shall not be considered as a waiver of a subsequent or continuing Default of the same covenant or obligation.

     11.6 Not Exclusive Remedy. The rights granted in this Article XI shall not be deemed to be an exclusive remedy of the Non-Defaulting Member, but all other rights and remedies, legal and equitable, shall be available to it, with the exception of any action which has the effect of terminating this Agreement.
     11.7 Further Actions. To the extent necessary in the sole discretion of the Non-Defaulting Member, the Non-Defaulting Member shall cause this Agreement to be amended to reflect as appropriate the occurrence of any of the transactions referred to in this Article XI as promptly as is practicable after such occurrence.
     11.8 Power of Attorney. Each Defaulting Member hereby appoints the Non-Defaulting Member and each of the principal officers and members of the Non-Defaulting Member, individually, to act as such Defaulting Member’s attorney in fact after the occurrence of a Default by the Defaulting Member, which power of attorney is irrevocable and coupled with an interest. After the occurrence of a Default and during the existence of such Default, each such attorney may execute, in the Defaulting Member’s or its own name, any documents or instruments which the Non-Defaulting Member deems necessary to implement any of the rights and remedies granted to a Non-Defaulting Member under this Article XI.
ARTICLE XII
NOTICES
     12.1 In Writing; Address. All notices, demands, consents, reports and other communications provided for in this Agreement shall be in writing, shall be given by a method prescribed in Section 12.2 and shall be given to the Member to whom it is addressed at the address set forth below or at such other address(es) as such party hereto may hereafter specify by at least fifteen (15) days’ prior written notice.
     To Carr or CE:
c/o Columbia Equity, LP
1750 H Street, NW
Suite 500
Washington, D.C. 20006
Attn: Mr. Oliver T. Carr, III
Telephone: (202) 303-3063
Facsimile: (202) 303-3078

     With a copy to:
Watt Tieder Hoffar & Fitzgerald LLP
8405 Greensboro Drive, Suite 100
McLean, Virginia 22102
Attn: Colin J. Smith, Esq.
Telephone: (703) 749-2795
Facsimile: (703) 749-0479
     To CCDRC:
c/o J.P. Morgan Investment Management Inc.
522 Fifth Avenue
New York, New York 10036
Attn: Mr. Scott M. MacDonald
Telephone: (212) 837-1818
Facsimile: (212) 837-1774
     With a copy to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attn: Peter J. Irwin, Esq.
Telephone: (212) 909-7469
Facsimile: (212) 909-6836
     Any party hereto may change the address to which notice may be delivered hereunder by the giving of written notice thereof to the other Members as provided in Section 12.2 below.
     12.2 Method. Such notice or other communication may be mailed by United States certified mail, return receipt requested, postage prepaid, deposited in a United States post office or a depository for the receipt of mail regularly maintained by the Post Office. Such notices, demands, consents and reports may also be delivered (i) by hand or nationally recognized overnight courier which maintains evidence of receipt or (ii) by facsimile with a confirmation copy delivery by overnight courier which maintains evidence of receipt. Any notices, demands, consents or other communications shall be deemed given when received at the address for which such party has given notice in accordance with the provisions hereof. Notwithstanding the foregoing, no notice or other communication shall be deemed ineffective because of refusal of delivery to the address specified for the giving of such notice in accordance herewith. Notice shall be effective only upon receipt or refusal of receipt after delivery in accordance with the methods hereinabove set forth in this Section 12.2.

ARTICLE XIII
MISCELLANEOUS
     13.1 Additional Documents and Acts. In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Member agrees to execute and deliver such additional documents and instruments, and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all such transactions.
     13.2 Governing Law and Jurisdiction. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto shall be governed by and construed in accordance with the laws of the State of Delaware (other than the choice of law rules).
     13.3 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.
     13.4 Entire Agreement. This instrument contains all of the understandings and agreements of whatsoever kind and nature existing between the parties hereto with respect to this Agreement and the rights, interests, understandings, agreements and obligations of the respective parties pertaining to the formation and continuing operations of the Company, and supersedes and replaces any and all prior agreements between the Members and/or their Affiliates with respect to the specific subject matters covered herein. Representatives of all parties have participated equally in the negotiation and drafting of this Agreement, and accordingly, this Agreement shall not be more strictly construed against any party hereto on account of the role played by such party’s representative in the negotiation and drafting hereof.
     13.5 References to this Agreement. Numbered or lettered Articles and Sections herein contained refer to Articles and Sections of this Agreement unless otherwise expressly stated.
     13.6 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.
     13.7 Binding Effect. Except as herein otherwise expressly stipulated to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns.

     13.8 Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.
     13.9 Amendments. This Agreement may not be amended, altered or modified except by a written instrument signed by each of the Members.
     13.10 Estoppel Certificates. Each Member agrees, upon written demand of any other Member, to execute and deliver to the other Member(s), within fifteen (15) days after such demand (which demand shall make reference to such fifteen (15) day response period), a certificate stating that this Agreement is unmodified and in full force and effect (or, if this Agreement has been modified, that the same is in full force and effect as modified and stating such modifications); whether or not, to the best of the knowledge of such Member, there exists any material default hereunder and if so, specifying the details of such default; and such other matters as the other Member may reasonably request.
     13.11 Exhibits. All Exhibits attached hereto are made a part hereof by this reference.
     13.12 Severability. Every provision of this Agreement is hereby declared to be independent of, and separable from, every other provision of this Agreement. If any such provisions shall be held to be invalid or unenforceable, that holding shall be without effect upon the validity or enforceability of any other provision of this Agreement. It is the intention of the parties hereto that in lieu of each provision of this Agreement which is determined to be invalid or unenforceable, there shall be added, as part of this Agreement, such an alternative Section or provision as may be valid or enforceable but otherwise as close to the applicable original provision as possible.
     13.13 Waiver; Modification. Failure by any Member to insist upon or enforce any of its rights shall not constitute a waiver thereof, and nothing shall constitute a waiver of such Member’s right to insist upon strict compliance with the provisions hereof. Any Member may waive the benefit of any provision or condition for its benefit contained in this Agreement.
     13.14 Third Party Beneficiaries. This Agreement is made solely and specifically between and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other person or party shall have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise, including, without limitation, the Property Manager and the Leasing Agent.
     13.15 Reliance on Authority of Person Signing Agreement; Designated Representatives. (a) In the event that a Member is a partnership, limited partnership,

joint venture, corporation, or any entity other than a natural person, the Members and the Company (i) shall not be required to determine the authority of the person signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such person; (ii) shall not be required to see to the application or distribution of proceeds paid or credited to persons signing this Agreement or any document executed in connection herewith on behalf of such entity; and (iii) shall be entitled to rely on the authority of the person signing this Agreement or any document in connection herewith with respect to the voting of the interest of such entity and with respect to the giving of consent on behalf of such entity in connection with any matter for which consent is permitted or required under this Agreement or any document in connection herewith.
     (b) Each Member shall designate in writing to the Company one or more representatives who shall be authorized to act under this Agreement for and on behalf of such Member. Any act, approval, consent or vote of any representative of a Member that is so designated shall be deemed to be the act, approval, consent or vote of said Member and no Person, including, without limitation, the Company and the other Members, shall be required to inquire into the authority of such representative as to such act, approval, consent or vote on behalf of the Member who has designated said representative. Any representative may be replaced by a successor representative by written notice to the Company and designation of a substitute for such representative. Until written notice of any change is given pursuant to Article XII, the designated representatives (“Designated Representative(s)”) of the Members shall be as provided on Exhibit F attached hereto and incorporated herein by this reference.
     (c) In dealing with the Manager and its duly appointed agents (including the Property Manager and the Leasing Agent), no Person shall be required to inquire as to its authority to bind the Company. Any act of the Manager purporting to bind the Company shall bind the Company. The Manager shall have the full right and authority to execute and deliver any and all agreements, contracts, documents and instruments relating to the business and affairs of the Company, without the joinder of the other Members, or any other Person, and any Person dealing with the Company may rely upon the Manager’s execution and delivery of any agreement, contract, document or instrument as the act and deed of the Company, without the necessity for further inquiry and notwithstanding any other provision of this Agreement.
     13.16 Indemnity. Except as provided in this Section 13.16, the Company shall, to the extent of its assets, and does hereby indemnify the Members against, and agree to hold, save, and defend the Members wholly harmless from, any liability, claim, cause of action, loss, expense, or damage (including, without limitation, reasonable attorney’s fees and expenses and court costs actually incurred) suffered or incurred by such party by reason of anything any Member may in good faith do or refrain from doing for or on behalf of the Company; provided, however, that the Company shall not be required to indemnify any Member for any liability, claim, cause of action, loss, expense or damage which the Members may suffer or incur as a result of its fraud, willful misconduct or gross negligence. Only to the extent of its respective Membership Interest, each Member shall and does hereby indemnify the other Members against, and agree to hold, save and defend the other Members wholly harmless from, any liability, claim, cause of action, loss, expense or damage (including, without limitation, reasonable attorneys’ fees and expenses and court costs actually incurred) suffered or incurred by such other Members by reason of the fraud, willful misconduct or gross negligence of such indemnifying Member.
     13.17 Cooperation of Manager. In the event of a sale, assignment or other transfer of all or a portion of the Property or a transfer of an interest in a Member or a Transfer of a Membership Interest in accordance with the terms of this Agreement, the Manager shall, or shall cause the Property Manager to, upon reasonable notice, (i) make available to the prospective transferee at all reasonable hours all books of account, correspondence, leases and all other information related to the Property and to the management thereof at the request and expense of the requesting Member, or copies thereof; (ii) cause the management personnel involved directly or indirectly in the affairs of the Company to cooperate fully with the requesting Member and its proposed transferee or designees of either of them and furnish information requested by such persons as to the status of the affairs of the Company; and (iii) for the benefit of the proposed transferee, represent that any and all documents provided were accurate and complete, to the knowledge of the individuals providing such information and the Manager shall be reimbursed for its actual out-of-pocket expenses in connection therewith.
     13.18 Herein. Wherever used in this Agreement, the words “herein”, “hereof” or words of similar import shall be deemed to refer to this Agreement in its entirety and not to a specific section unless otherwise stated.
     13.19 Including. Wherever used in this Agreement, the word “including” shall be deemed to mean “including, without limitation”.
     13.20 Cost of Counsel. In any judicial action between the parties to enforce any of the provisions of this Agreement or any right of any party under this Agreement, regardless of whether such action or proceeding is prosecuted to judgment and in addition to any other remedy, the unsuccessful party shall pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees and expenses, incurred therein by the prevailing party in connection with such action.
     13.21 Days. Unless otherwise stated, a day shall be deemed to mean a calendar day.

     13.22 Time of Essence. Time is the essence of each and every provision of this Agreement.
     13.23 Confidentiality. Each Member agrees not to disclose or permit the disclosure of any of the terms of this Agreement or of any information relating to the Company’s assets or business, provided that such disclosure may be made (i) to any person who is a direct or indirect Member, officer, director or employee of such Member or to counsel to or accountants of the foregoing persons, solely for their use and on a need-to-know basis, (ii) with the prior consent of the other Members, (iii) pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, (iv) if required by any applicable statute or law, or any rule or regulation promulgated thereunder, or (v) to any lender providing financing to the Company.
     In the event that a Member shall receive a request to disclose any of the terms of this Agreement under a subpoena or order, such Member shall (w) promptly notify the other Members thereof, (x) consult with the other Members on the advisability of taking steps to resist or narrow such request and (y) if disclosure is required or deemed advisable, cooperate with any of the other Members in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded those terms of this Agreement that are disclosed.
[Signature pages follow.]

     IN WITNESS WHEREOF, the Members and the Manager have caused this Agreement to be signed, sealed and delivered through their respective authorized signatories as of the day and year first above written, but intend that this Agreement shall have an effective date as of July 29, 2005.

MEMBERS:

CARR CAPITAL WESTFIELDS, LLC,
a Virginia limited liability company

By:	Columbia Equity, LP, a Virginia
limited partnership, its sole member

	By:	Columbia Equity Trust, Inc.,
a Maryland corporation, its
general partner

		By:	/s/Oliver T. Carr, III
		Name:	Oliver T. Carr, III
		Title:	Chairman & Chief Executive Officer

CONFERENCE CENTER DRIVE
REALTY COMPANY LLC, a Delaware
limited liability company

By:	Commingled Pension Trust Fund
(Special Situation Property) of
JPMorgan Chase Bank, N.A.,
its sole member

	By:	JPMorgan Chase Bank, N.A., as Trustee

		By:	/s/Kimberly A. Adams

		Name:	Kimberly A. Adams
		Title:	Vice President

MANAGER:

COLUMBIA EQUITY, LP, a Virginia
limited partnership

By:	Columbia Equity Trust, Inc., a
Maryland corporation, its general
partner

	By:	/s/Oliver T. Carr, III

	Name:	Oliver T. Carr, III
	Title:	Chairman & Chief Executive Officer

EXHIBIT “A-1”
LAND
Parcel 29B-1 [IMPROVED PROPERTY]:
All that certain lot or parcel of land situate and lying in Fairfax County, Virginia, and designated Parcel 29B-1 pursuant to the subdivision plat attached to that certain Deed of Consolidation and Resubdivision, Easements, Vacation and Subordination dated April 21, 2005 and recorded in Deed Book 17263 at page 1512 among the land records of Fairfax County, Virginia.
Parcel 29C-1 [VACANT PROPERTY]:
All that certain lot or parcel of land situate and lying in Fairfax County, Virginia, and designated Parcel 29C-1 pursuant to the subdivision plat attached to that certain Deed of Consolidation and Resubdivision, Easements, Vacation and Subordination dated April 21, 2005 and recorded in Deed Book 17263 at page 1512 among the land records of Fairfax County, Virginia.

EXHIBIT “A-2”
ADJACENT LAND
All that certain piece or parcel of land lying and being situate in Fairfax County, Virginia, and described as follows:
Lot 29A-1 as shown on that certain plat attached to Instrument entitled Deed of Consolidation and Resubdivision, Easements, Vacation and Subordination, dated April 21, 2005, recorded May 9, 2005 in Deed Book 17263, page 1512.
TOGETHER WITH AND SUBJECT TO the Storm Water Management Facilities Agreement (Parcel 29), dated as of September 14, 1988, between Henry A. Long and R. Dennis McArver, Trustees, Westfields Corporate Center Associates Limited Partnership, a Maryland limited partnership, Miller and Smith Commercial Properties, Inc., a Virginia corporation, Westfields Business Owners Association, a Virginia nonstock corporation, and Contel Management Company, a Delaware corporation, recorded October 25, 1988 in the Clerk’s Office in Deed Book 7179, page 1977, as amended by the Assignment and Assumption Agreement, dated October 27, 1998, between Henry A. Long and R. Dennis McArver, Trustees, Westfields Corporate Center Associates Limited Partnership, a Maryland limited partnership, and CC&F Westfields Investment Company, a Virginia general partnership, recorded in Deed Book 7182, page 546 and subsequently amended in Deed Book 7382, page 423 and further amended in Deed Book 9782, page 673.
TOGETHER WITH the non-exclusive easement for ingress and egress and temporary easements for construction and grading established in that certain Ingress-Egress Easement recorded in Deed Book 7144, page 926, among the aforesaid land records.
SUBJECT TO the gross floor area restriction as stated in Agreement to Reallocate Gross Floor Area Allowance, dated March 31, 2004, recorded May 3, 2005 in Deed Book 17244, page 1903. This document was re-recorded on September 15, 2005 in Deed Book 17746, page 1418, to correct the discrepancy between the wording and the numerical reference to the Total Gross Floor Area.

EXHIBIT “B”
WESTFIELDS MARKET AREA
[See attached]

EXHIBIT “C”
DESCRIPTION OF PROPERTY LOCATED ADJACENT TO THE VICTORY POINT OFFICE BUILDING
[See attached]

EXHIBIT “D-1”
FORM OF SPECIAL WARRANTY DEED
[See attached]

EXHIBIT “D-2”
FORM OF DECLARATION OF RECIPROCAL EASEMENT AGREEMENT
[See attached]

EXHIBIT “E”
REPORTING REQUIREMENTS
For reporting to CCDRC, the Monthly Reporting Period is from the 26th day of the previous month to the 25th day of the current month. A soft close of the general ledger should be done on the 20th day of the month, at which time processing of receipts and disbursements are cut off. During the next five days, all accruals for the 21st – 24th days should be posted. A final, hard close of the general ledger should take place on the 25th day of the month (except February, when it is the 24th day). The information should be transmitted electronically (downloaded to Management Reports, Inc.) on the 25th of the month.
For reporting to Carr, the monthly reporting period is each month end. The information should be electronically transmitted (downloaded to Carr’s version of MRI) on the tenth (10th) day of each month.
Monthly reports for CCDRC: Two hard copies of the monthly reporting package are due to CCDRC ten (10) days after the end of each Monthly Reporting Period. The following are the reports that need to be included (showing monthly and year-to-date activity where applicable):
(i) Statements of Vacant Property Cash Flow and Improved Property Cash Flow (as the term “Statement of Cash Flow” is defined in the Property Management Agreement) prepared on a Modified Accrual (as defined in the Property Management Agreement) basis setting forth the calculation of the cash flow from the Property relating to operating, investing and financing activities, including the distribution of cash flow during the reporting period;
(ii) Detailed operating statements of profit and loss showing, on a Modified Accrual basis, the Gross Revenues, Operating Expenses, Interest Expense and, on a cash basis, Capital Expenditures (as defined in the Property Management Agreement) of the Property according to pre-determined categories, in a format which will allow for comparison to, and show variances from, the Budget on a monthly and fiscal year to date basis (as each of the foregoing capitalized terms is defined in the Property Management Agreement);
(iii) Comparative balance sheets prepared on a Modified Accrual basis showing current month and prior month balances;
(iv) A cumulative equity roll-forward schedule;

(v) An accounts receivable activity statement itemizing for the reporting period the opening rents receivable balance, the collected and billed rents, the closing rents receivable balance and any advanced rent and security deposit balances;
(vi) A check register, itemizing by check number and payee each disbursement made during the reporting period;
(vii) An aged accounts receivable schedule, itemizing all outstanding accounts receivable as of the end of the reporting period and written comments addressing efforts, or other actions, that the Manager has taken to collect past due balances exceeding 30 days;
(viii) A narrative summary of the operations of the Property during the reporting period, highlighting all significant occurrences and any anticipated problems and (ii) narrative explanations of all material variances exceeding five percent (5%) and $5,000, of a line item of income or expense (actual compared to budget) for the reporting period on a monthly and fiscal year to date basis;
(ix) A detailed calculation of the Management Fee on a monthly and fiscal year-to-date basis;
(x) A current rent roll;
(xi) A tenant billing report (billing register);
(xii) Bank statements and reconciliation for the Lockbox Account, Concentration Account, Controlled Disbursement Account, and Security Deposit Account (as each of the foregoing capitalized terms is defined in the Property Management Agreement);
(xiii) Proof of cash (identifying opening cash balances, cash received, cash disbursed and cash contributed or distributed during the month);
(xiv) An aged accounts payable schedule;
(xv) A Capital Expenditure report, including leasing costs, which lists capital projects budgeted, budgeted amount, latest estimates of cost, amount expended to date variance to budget with explanation, amount to be spent to complete and completion status;
(xvi) A detailed trial balance on a Modified Accrual basis;
(xvii) A written report describing any written offers received by Manager for the purchase of all or any part of the Property (if applicable);
(xviii) A marketing report detailing leasing activity, and the competitive environment vacancy for the current month; and goals for the next month. Also, a report tracking the government demand for office space for GSA and subcontractors on a quarterly basis;
(xix) A schedule of all transactions with the Property Manager or an Affiliate of the Property Manager (this includes a payroll register);
(xx) A schedule of Capital Expenditures and Leasing Costs (as defined in the Property Management Agreement);

(xxi) In the event a Capital Event (as defined in the Property Management Agreement) has occurred, an unaudited statement of the net capital proceeds of such Capital Event; and
(xxii) Such other reports as reasonably requested by CCDRC.
Monthly reports for Carr:
(i) A trial balance prepared as of month-end on an accrual basis in accordance with accounting principles generally accepted in the United States of America (“GAAP”) shall be issued ten (10) days after each month-end.
(ii) A comparative balance sheet and statements of operations and cash flows and member equity prepared as of month-end on an accrual basis in accordance with GAAP.
(iii) A cumulative equity roll-forward schedule prepared as of month end, prepared on an accrual basis.
(iv) Aged accounts receivable trial balances as of month end, prepared on an accrual basis.
(v) Bank statement reconciliations as of each month end.
(vi) Such other reports as reasonably requested by Carr.
OTHER
Operating Expenses: Any invoices that will cause the line item year to date budget to be exceeded by both $5,000 and 5% need written approval from CCDRC before they are paid. A copy of the invoice and written approval needs to be included in the monthly reporting package.
Capital Expenditures: Any Capital Expenditure that was budgeted can be paid without written approval but a copy of all invoices over $5,000 should be sent to CCDRC. Any Capital Expenditures that were not budgeted must be approved in writing by CCDRC before they are paid.
Distributions to owner needs to be made no later than the 20th of the month (or if the 20th day is a weekend, on the last Business Day before the weekend). The calculation of the amount to be distributed should be approved by CCDRC prior to the distribution.

EXHIBIT “F”
DESIGNATED REPRESENTATIVES
For CCDRC:
Scott M. MacDonald
Kimberly A. Adams
Bernard J. Fahey, Jr.
For Carr:
Oliver T. Carr, III
Christian H. Clifford

SCHEDULE “A”
AGREED VALUE
Improved Property: $60,500,000
Vacant Property: $1,830,000